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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-121791

         Subject to Completion, Preliminary Prospectus Supplement Dated December 3, 2007

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
(To prospectus dated January 12, 2005)

PROTECTIVE LIFE CORPORATION
$150,000,000
       % Senior Notes due January 15, 2018

        The senior notes will bear interest at the rate of      % per year. Interest on the senior notes is payable semi-annually in arrears on January 1 and July 1 of each year, beginning July 1, 2008, and on the maturity date. The senior notes will mature on January 15, 2018. We may redeem the senior notes at any time prior to maturity, in whole or in part, at the redemption price described in this prospectus supplement. See "Description of the Senior Notes—Optional Redemption of the Senior Notes" in this prospectus supplement.

        The senior notes are unsecured and will rank equally with all of our other unsecured senior indebtedness. The senior notes will be issued only in registered form in minimum denominations of 1,000 and in integral multiples of $1,000 thereafter.

        Investing in the senior notes involve risks. Consider carefully the risk factors beginning on page S-5 of this prospectus supplement, beginning on page 5 of the accompanying base prospectus, as well as those noted in our Form 10-K for the year ended December 31, 2006 and Exhibit 99 to our Form 10-Q for the quarter ended September 30, 2007, which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports that we file with the Securities and Exchange Commission in the future.

	Per Senior Note	Total
Price to investors(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to Protective	%	$

        (1)  Plus accrued interest from December    , 2007 if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus supplement or the accompanying base prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        The senior notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about December     , 2007.

Joint Book-running Managers
Merrill Lynch & Co.	Lehman Brothers
Senior Co-Manager
Protective Securities A division of ProEquities, Inc.

The date of this prospectus supplement is December    , 2007.

Prospectus Supplement

Forward-Looking Statements	S-2
About This Prospectus Supplement	S-3
Summary of the Offer	S-4
The Company	S-4
The Senior Notes Offering	S-4
Risk Factors	S-5
Recent Developments	S-6
Use of Proceeds	S-7
Capitalization	S-8
Selected Consolidated Financial Data of Protective	S-9
Description of the Senior Notes	S-11
Underwriting	S-16
Legal Opinions	S-17
Experts	S-17
Prospectus
Forward-Looking Information	3
About This Prospectus	3
Where You Can Find More Information	4
Incorporation of Information We File With the SEC	4
Risk Factors	5
Protective Life Corporation	13
The PLC Capital Trusts	13
Use of Proceeds	15
Consolidated Earnings Ratios	15
Description of Debt Securities of Protective	16
Description of Capital Stock of Protective	27
Description of Preferred Stock of Protective	28
Description of Common Stock of Protective	28
Description of Preferred Securities of the PLC Capital Trusts	36
Description of the Preferred Securities Guarantees	38
Effect of Obligations Under the Subordinated Debt Securities and the Preferred Securities Guarantees	41
Description of Stock Purchase Contracts and Stock Purchase Units	42
Plan of Distribution	43
Legal Matters	45
Experts	45
Independent Registered Public Accountants	45

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying base prospectus and the information incorporated in such documents by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that reflect Protective's current view with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified in "Risk Factors" beginning on page S-5 of this prospectus supplement and page 5 of the accompanying base prospectus, as well as those noted in the documents incorporated by reference, which could cause actual results to differ materially from historical results or those anticipated. Forward-looking statements can be identified by use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipated," "plan," and similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of their dates. Protective undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of senior notes and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, the information contained in this prospectus supplement prevails.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the senior notes in any jurisdiction where the offer to sell the senior notes is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus, as well as information we previously filed with the Securities and Exchange Commission (the "SEC") and incorporated by reference, is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus supplement and the accompanying base prospectus, "Protective", "the Company", "we", "us" and "our" refer to Protective Life Corporation and "Protective Life" refers to our principal operating subsidiary, Protective Life Insurance Company.

SUMMARY OF THE OFFER

        The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

THE COMPANY

        Protective is a holding company, whose subsidiaries provide financial services through the production, distribution and administration of insurance and investment products. Protective and its consolidated subsidiaries had revenues of approximately $2.7 billion for the year ended December 31, 2006 and approximately $2.3 billion for the nine-month period ended September 30, 2007. As of September 30, 2007, Protective and its consolidated subsidiaries had assets of approximately $41.5 billion. Our principal executive offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223, and our telephone number is (205) 268-1000.

THE SENIOR NOTES OFFERING

Senior Notes Offered	We are offering $150,000,000 aggregate principal amount of senior notes which will bear interest at a per annum rate of %. Interest on the senior notes will be payable semi-annually in arrears on January 1 and July 1 of each year, beginning on July 1, 2008, and on the maturity date.
Date of Maturity	The senior notes will mature on January 15, 2018.
Record Date
We will make payments on the senior notes to the holder of record on the 15th calendar day of the month preceding each January 1 and July 1. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.
Optional Redemption
We may redeem the senior notes in whole or in part at any time at the redemption price described in the section in this prospectus supplement entitled "Description of Senior Notes—Optional Redemption of Senior Notes."
Ranking	The senior notes are our unsecured obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.
Covenants
The Senior Indenture under which the senior notes will be issued contains covenants that impose conditions on our ability to create liens on any capital stock of our Restricted Subsidiaries (as defined under "Description of the Senior Notes" in this prospectus supplement) or engage in sales of the capital stock of our Restricted Subsidiaries.
Listing	The senior notes will not be listed on any national securities exchange.
Use of Proceeds
We estimate that the net proceeds of the offering will be approximately $ after expenses, including the underwriting discount. We intend to use approximately $98 million of the proceeds from the offering of the senior notes to repay outstanding bank indebtedness. Any portion of the proceeds retained by us will be used for general corporate purposes including the infusion of capital in our operating subsidiaries. See "Use of Proceeds" in this prospectus supplement.
Risk Factors
You should carefully consider all information set forth and incorporated by reference in this prospectus supplement and the accompanying base prospectus and, in particular, should carefully read the section entitled "Risk Factors" in this prospectus supplement before purchasing any of the senior notes.

RISK FACTORS

        Investing in the senior notes involves risks. You should carefully consider risks described below, as well as the risks, uncertainties and assumptions discussed under the caption "Risk Factors" included in the accompanying base prospectus, our Form 10-K for the year ended December 31, 2006 and Exhibit 99 to our Form 10-Q for the quarter ended September 30, 2007, which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also note, however, that the business, financial condition, results of operations and prospectus of Protective may have changed since the respective dates of those reports. In consultation with your own financial and legal advisors, you should carefully consider the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and pay special attention to the following discussion of risks before deciding whether an investment in the senior notes is suitable for you.

Our ability to pay principal and interest on the senior notes is limited.

        Protective's ability to pay principal and interest on the senior notes is affected by the ability of its insurance company subsidiaries, Protective's principal sources of cash flow, to declare and distribute dividends and to make payments on surplus notes. Surplus notes are deeply subordinated intercompany notes owed by insurance company subsidiaries to Protective that are treated as equity capital of such insurance company subsidiaries for statutory accounting purposes. These payments may be limited by insurance regulatory restrictions and, in the case of payments on surplus notes, by certain financial covenants. Protective's cash flow is also dependent on revenues from investment, data processing, legal and management services rendered to its subsidiaries. Insurance company subsidiaries of Protective are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to Protective. Under Tennessee insurance laws, Protective's principal operating subsidiary, Protective Life generally may pay dividends to Protective only out of its unassigned surplus as reflected in its statutory financial statements filed in that state. In addition, the Tennessee Commissioner of Insurance must approve, or not disapprove within 30 days of notice, payment of an "extraordinary dividend" from Protective Life. Under Tennessee insurance laws, the term "extraordinary dividend" generally refers to a dividend that together with all dividends paid by Protective Life within the previous 12 months, exceeds the greater of:

  •
  10% of Protective Life's surplus as regards policyholders at the preceding December 31; or

  •
  the net gain from operations of Protective Life for the 12 months ended on such December 31.

        No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective's insurance subsidiaries are domiciled, which could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to Protective by such subsidiaries without affirmative prior approval by state insurance regulatory authorities.

        In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of an insurance subsidiary of Protective, all creditors of such subsidiary, including holders of life and health insurance policies, would be entitled to payment in full out of the assets of such subsidiary before Protective, as shareholder or holder of surplus notes, would be entitled to any payment. Creditors would have to be paid in full before the creditors of Protective, including holders of the senior notes, would be entitled to receive any payment from the assets of such subsidiary.

The senior notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the senior notes.

        We are not restricted under the terms of the senior notes from incurring additional debt or repurchasing our securities. In addition, the limited covenants applicable to the senior notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the senior notes could have the effect of diminishing our ability to make payments on the senior notes when due.

You cannot be sure that an active trading market will develop for the senior notes.

        The senior notes are a new issue of securities with no established trading market, and we do not intend to list the senior notes on any securities exchange. We have been informed by the underwriters that they intend to make a market in the senior notes after the offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the senior notes, and the market price quoted for the senior notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. As a result, you cannot be sure that an active trading market will develop for the senior notes. If no active trading market develops, you may not be able to resell your senior notes at their fair market value or at all.

RECENT DEVELOPMENTS

        The Company from time to time enters into other financing transactions either as issuer or through its subsidiaries. The Company's principal operating subsidiary is considering a transaction whereby it will securitize approximately $1 billion of commercial real estate mortgage loans in December 2007. Pursuant to the proposed transaction, Protective Life will transfer the mortgage loans to Protective Finance Corporation ("Protective Finance"), a subsidiary of Protective Life. Protective Finance will transfer the mortgage loans to a trust fund in exchange for approximately $1 billion of pass-through certificates representing interests in the mortgage loans. A portion of the certificates (currently estimated to be 15%-35%) will be sold to one or more third-party purchasers, and the remainder will be retained by Protective Life or one of its affiliates. Protective Life may or may not consummate the above-referenced transaction on the terms, or within the timeframe, described above.

USE OF PROCEEDS

        Protective expects to receive approximately $      in net proceeds from the sale of the senior notes, after deducting the underwriting discount and commission and the estimated offering expenses of $200,000. Protective intends to use approximately $98 million of the proceeds to repay its current outstanding bank indebtedness. As of September 30, 2007, the weighted average interest rate on such bank indebtedness was 5.55%. This indebtedness is outstanding under a revolving credit facility that is scheduled to terminate on July 30, 2009. The proceeds remaining after repayment of such indebtedness will be used by Protective for general corporate purposes including capital infusions to its operating subsidiaries.

CAPITALIZATION

        The following table sets forth the unaudited summary capitalization of Protective and its consolidated subsidiaries at September 30, 2007, and as adjusted to give effect to the consummation of the offering of the senior notes and the planned use of proceeds. See "Use of Proceeds." The table below should be read together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	As of September 30, 2007
	Actual		Adjustments(1)		As Adjusted
	(dollars in thousands)
Long-Term Debt
Notes payable to banks	$73,000		$73,000(1)		$—
7.45% Medium Term Notes due August 1, 2011	9,852				9,852
4.30% Senior Notes due June 1, 2013	250,000				250,000
4.875% Senior Notes due November 1, 2014	150,000				150,000
% Senior Notes due January 15, 2018			150,000	(1)	150,000	(1)
Total long-term debt	482,852				559,852
Guaranteed Preferred Beneficial Interests in Company's Subordinated Debt Securities	524,743				524,743
Non-recourse funding obligations	1,175,000	(2)			1,175,000
Share-owners' equity
Preferred Stock ($1 par value shares authorized: 3,600,000; issued: none)	—				—
Common equity ($.50 par value, shares authorized: 160,000,000; issued and outstanding as of September 30, 2007: 70,147,926)	2,405,623				2,405,623
Total share-owners' equity	2,405,623				2,405,623
Total capitalization	$3,413,218				$3,490,218

(1)
Adjustments to give effect to the sale of the      % senior notes due January 15, 2018 and the use of proceeds described in this prospectus supplement under "Use of Proceeds". Bank indebtedness as of September 30, 2007 was approximately $73 million. Our bank indebtedness was approximately $98 million as of November 30, 2007.

(2)
The non-recourse funding obligations are direct financial obligations of an indirect subsidiary of Protective and are not guaranteed by Protective or Protective Life. The non-recourse funding obligations are represented by surplus notes and were issued to fund statutory reserves required by the NAIC Valuation of Life Insurance Policies Model Regulation (Regulation XXX) and Actuarial Guideline 38, as revised.

SELECTED CONSOLIDATED FINANCIAL DATA OF PROTECTIVE

        The selected consolidated financial data of Protective and its subsidiaries at and for each of the years ended on December 31, 2006, 2005, 2004, 2003 and 2002 are derived from our audited financial statements for those years, and the selected consolidated financial data at and for the nine months ended September 30, 2007 and 2006 are derived from our unaudited financial statements for those periods. The following data should be read in conjunction with the financial statements and the related notes thereto incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	($ in thousands, except per share amounts)
INCOME STATEMENT DATA
Premiums and policy fees	$2,024,682	$1,651,362	$2,317,337	$1,955,780	$1,821,094	$1,667,725	$1,561,717
Reinsurance ceded	(1,162,641)	(960,127)	(1,371,215)	(1,226,857)	(1,125,646)	(934,435)	(751,396)
Net of reinsurance ceded	862,041	691,235	946,122	728,923	695,448	733,290	810,321
Net investment income	1,254,910	1,010,545	1,419,778	1,180,502	1,084,217	1,030,752	1,022,953
Realized investment gains (losses)
Derivative financial instruments	36,523	(46,764)	(21,516)	(30,881)	19,591	12,550	28,308
All other investments	(10,201)	98,461	104,084	49,393	28,305	58,064	910
Other income	183,118	164,490	230,665	181,267	161,014	122,869	100,196
Total revenues	2,326,391	1,917,967	2,679,133	2,109,204	1,988,575	1,957,525	1,962,688
Benefits and expenses	1,984,205	1,616,726	2,247,225	1,732,191	1,603,374	1,632,113	1,697,645
Income tax expense	113,506	104,862	150,347	130,446	134,820	108,362	87,688
Income (loss) from discontinued operations	—	—	—	—	—	—
Change in accounting principle(1)	—	—	—	(15,801)	—	—
Net income	$228,680	$196,379	$281,561	$246,567	$234,580	$217,050	$177,355
PER SHARE DATA
Net income from continuing operations—basic(2)	$3.20	$2.77	$3.98	$3.49	$3.56	$3.10	$2.54
Net income—basic	3.20	2.77	3.98	3.49	3.34	3.10	2.54
Average shares outstanding—basic	71,055,969	70,789,982	70,795,453	70,562,186	70,299,470	70,033,288	69,923,955
Net income from continuing operations—diluted(2)	3.20	2.75	3.94	3.46	3.52	3.07	2.52
Net income—diluted	3.20	2.75	3.94	3.46	3.30	3.07	2.52
Average shares outstanding—diluted	71,481,471	71,431,304	71,390,513	71,350,541	71,064,539	70,644,642	70,462,797
Cash dividends	0.665	0.625	0.84	0.76	0.685	0.63	0.59
Share-owners' equity	34.29	32.49	33.06	31.33	31.19	29.02	25.06
BALANCE SHEET DATA
Total assets	$41,461,169	$38,805,973	$39,795,294	$28,966,993	$27,211,378	$24,517,615	$21,893,403
Debt	482,852	471,132	479,132	482,532	451,433	461,329	406,110
Subordinated Debentures	524,743	524,743	524,743	324,743	324,743	221,650	215,000
Non-recourse funding obligations	1,175,000	250,000	425,000	125,000
Total stable value contract and annuity account balances	13,871,722	14,458,711	14,471,553	9,445,726	9,026,474	8,157,108	7,716,047
Liabilities related to variable interest entities	400,000	435,756	420,395	448,093	482,434	400,000	—
Share-owners' equity	2,405,623	2,271,889	2,313,075	2,183,660	2,166,327	2,002,144	1,720,702

(1)
Cumulative effect of change in accounting principle, net of income tax—amount in 2004 relates to Statement of Position 03-1.
(2)
Net income excluding change in accounting and income (loss) from discontinued operations.

        Certain reclassifications have been made in the previously reported financial information to make the prior period amounts comparable to those of the current period. Such reclassifications had no effect on previously reported net income or share-owners' equity.

Ratios of Earnings to Fixed Charges

        Our ratios of consolidated earnings to fixed charges and consolidated earnings to fixed charges before interest credited on investment products for each of the five fiscal years ended December 31, 2006 and the nine months ended September 30, 2007, are as follows:

		Year Ended December 31,
	Nine Months Ended September 30, 2007
		2006	2005	2004	2003	2002
Ratio of Consolidated Earnings to Fixed Charges(1)	1.4	1.4	1.5	1.5	1.5	1.3
Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products(2)	4.8	6.8	7.4	8.3	8.0	7.0

(1)
Protective calculates the ratio of "Consolidated Earnings to Fixed Charges" by dividing the sum of income from continuing operations before income tax ("BT"), interest expense (which includes an estimate of the interest component of operating lease expense and interest on non-recourse funding obligations) ("I") and interest credited on investment products ("IP") by the sum of interest expense ("I") and interest credited on investment products ("IP"). The formula for this ratio is: (BT+I+IP)/(I+IP). Protective continues to sell investment products that credit interest to the contractholder. Investment products include products such as guaranteed investment contracts, annuities, and variable universal life insurance policies. The inclusion of interest credited on investment products results in a negative impact on the ratio of earnings to fixed charges because the effect of increases in interest credited to contractholders more than offsets the effect of the increases in earnings.

(2)
Protective calculates the ratio of "Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products" by dividing the sum of income from continuing operations before income t ax ("BT") and interest expense ("I") by interest expense ("I"). The formula for this calculation, therefore, would be: (BT+I)/I.

DESCRIPTION OF THE SENIOR NOTES

        Set forth below is a description of the specific terms of the senior notes. This description supplements, and should be read together with, the description of the general terms and provisions of the securities set forth in the accompanying base prospectus under the caption "Description of Debt Securities of Protective." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying base prospectus and the indenture dated as of June 1, 1994 as supplemented by Supplemental Indenture No. 11 in respect of the senior notes, which we refer to as the "Senior Indenture", between Protective and The Bank of New York Trust Company, N.A., as trustee (as successor to the Bank of New York), which we refer to as the "Senior Trustee", pursuant to which the senior notes will be issued.

General

        The senior notes will be issued as a series of senior debt securities under the Senior Indenture and will be limited in aggregate principal amount to $150,000,000. The senior notes are available for purchase in minimum denominations of $1,000 and integral multiples of $1,000 thereafter in United States dollars. Payments of principal of, and interest on, the senior notes will be made in United States Dollars. The provisions of Article 4 of the Senior Indenture relating to defeasance, which are described in the accompanying base prospectus, will apply to the senior notes.

        The senior notes are unsecured and will rank equally with all of our other unsecured senior indebtedness.

        After this offering and giving effect to the use of proceeds, we will have approximately $559,852 million of unsecured senior indebtedness including the senior notes.

        The Senior Trustee is the paying agent at its offices in New York, New York. Protective may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

  Maturity

        The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2018. The senior notes are not subject to any sinking fund provision.

  Interest

        Each senior note will bear interest of      % per year from the date of original issuance. We will pay interest semi-annually in arrears on January 1 and July 1 of each year, each of which we refer to as an interest payment date, beginning on July 1, 2008, and on the maturity date. In the event an interest payment date falls on a day that is not a business day, we will postpone the interest payment to the next succeeding business day and no interest will accrue for the period from and after such interest payment date. Interest on the senior notes will be computed on the basis of a 360-day year of 30-day months.

        If the maturity date of the senior notes falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due to you. Accordingly, no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment to you (the next succeeding business day).

        The interest payable by us on a senior note on any interest payment date and on the maturity date, subject to certain exceptions, will be paid to the person in whose name such senior note is registered at the close of business on the 15th calendar day of the month preceding such interest payment date, whether or not a business day. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

        As used in this prospectus supplement, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

  Additional Issuance

        We may, from time to time, without the consent of holders of any outstanding senior notes, reopen this issue of senior notes and issue additional senior notes with the same maturity, interest rate, ranking and other terms of the senior notes being offered pursuant to this prospectus supplement (except for the issue date and public offering price). If we issue such additional senior notes, those additional senior notes will, upon issuance and sale, constitute a single series of notes with the senior notes already offered hereby.

Optional Redemption of the Senior Notes

        The senior notes may be redeemed in whole or in part at any time, at our sole option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the senior notes to be redeemed, and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate as calculated by the calculation agent, plus 20 basis points;

        plus, in either case,

  •
  accrued and unpaid interest on the principal amount being redeemed to the redemption date.

        "treasury rate" means, with respect to any redemption date:

  •
  the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," of the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

        The treasury rate will be calculated on the third business day preceding the redemption date.

        "calculation agent" means one of the reference treasury dealers (as defined below) appointed by the Senior Trustee after consultation with us, or if that firm is unwilling or unable to select the comparable treasury issue, an investment banking institution of national standing appointed by the Senior Trustee after consultation with us.

        "comparable treasury issue" means the U.S. Treasury security selected by the calculation agent as having a maturity comparable to the remaining term ("remaining life") of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior notes.

        "comparable treasury price" means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the calculation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

        "reference treasury dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer.

        "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the calculation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the calculation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        We will mail a notice of redemption to each holder of senior notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the senior notes or portions thereof called for redemption on the applicable redemption date. If fewer than all of the senior notes are to be redeemed, the Senior Trustee will select, not more than 60 days prior to the redemption date, the particular senior notes or portions thereof for redemption from the outstanding senior notes not previously called by such method as the Senior Trustee deems fair and reasonable.

Certain Restrictive Provisions

        The Senior Indenture does not contain any provisions that will restrict Protective from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The Senior Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which Protective must adhere. In addition, the Senior Indenture does not contain any provision that would require that Protective repurchase or redeem or otherwise modify the terms of any of the senior notes upon a change in control or other events involving Protective which may adversely affect the creditworthiness of the senior notes.

        The Senior Indenture contains, among others, the following covenants:

        Limitations on Sales of Capital Stock of Restricted Subsidiaries.    Protective is restricted from disposing of in any way any shares of capital stock of a Restricted Subsidiary (other than directors' qualifying shares or dispositions to a subsidiary), and subsidiaries are restricted from disposing of in any way any shares of capital stock of any other Restricted Subsidiary (other than for directors' qualifying shares or dispositions to Protective or to a subsidiary), except for the disposition of the entire capital stock of such Restricted Subsidiary owned directly or indirectly by Protective for a consideration which, in the opinion of its Board of Directors, is at least equal to the fair value thereof.

        The term "Restricted Subsidiary" means any subsidiary of Protective with assets greater than or equal to 20% of all assets of Protective and its subsidiaries, computed and consolidated in accordance with generally accepted accounting principles. On the date hereof, only Protective Life Insurance Company and West Coast Life Insurance Company are Restricted Subsidiaries.

        Protective is not required pursuant to the Senior Indenture to repurchase the senior notes, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any Restricted Subsidiary (or of any subsidiary having any direct or indirect control of any Restricted Subsidiary). Further, the Senior Indenture does not provide for any restrictions on Protective's use of such proceeds.

        Limitations on Liens on Restricted Subsidiaries' Capital Stock.    Protective will not, and will not permit any Restricted Subsidiary, at any time directly or indirectly to, create, assume, incur or suffer to exist any indebtedness secured by a pledge, lien or other encumbrance on the capital stock of any Restricted Subsidiary without making effective provision for securing the senior notes then outstanding (and if Protective so elects, any other indebtedness ranking on a parity with the senior notes) equally and ratably with such secured indebtedness as to such property for so long as such indebtedness will be so secured; provided, however, that this covenant will not be applicable to liens (as defined in the Senior Indenture relating to the senior notes) (i) on the shares of stock of a subsidiary of a Person that is merged with or into Protective or a Subsidiary securing debt of such Person, which debt was outstanding prior to such merger, but only if such pledge and debt were not incurred in anticipation of such merger, (ii) in favor of Protective securing debt of a Restricted Subsidiary owed to Protective, (iii) for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which are being contested in good faith or which are less than $15,000,000, or (iv) created by or resulting from any litigation or legal proceeding being contested in good faith or which are less than $15,000,000. The Senior Indenture does not restrict Protective's subsidiaries from issuing secured or unsecured indebtedness, or from granting security interests in assets other than capital stock in Restricted Subsidiaries. Therefore, indebtedness issued by Restricted Subsidiaries and indebtedness issued by Protective secured by assets other than capital stock of Restricted Subsidiaries may be paid ahead of the senior notes in the event of insolvency of Protective or its subsidiaries.

Events of Default

        The Senior Indenture relating to the senior notes modifies the events of default described in the accompanying base prospectus by defining as one such event of default a default in payment of principal relating to indebtedness of the Company and its consolidated subsidiaries for borrowed money having an aggregate principal amount of $25,000,000 or more, or other default resulting in acceleration of indebtedness of the Company and its consolidated subsidiaries for borrowed money where the aggregate principal amount so accelerated equals or exceeds $25,000,000 and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to the Company by the Senior Trustee or to the Company and the Senior Trustee by the holders of 25% in aggregate principal amount of the senior notes then outstanding; provided that such event of default will be remedied, cured or waived if the default that caused such event of default is remedied, cured or waived.

Book-Entry Only Issuance—The Depository Trust Company

        Upon issuance, the senior notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Initial settlement for the senior notes will be made in same day funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the senior notes. Unless and until it is exchanged in whole or in part for senior notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        Beneficial interests in the senior notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

        So long as DTC, or its nominee, is a registered owner of a senior note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by such senior note for all purposes under the Senior Indenture. Except as provided below, the actual owners of the senior notes represented by a senior note (the "beneficial owner") will not be entitled to have the senior notes represented by such senior note registered in their names, will not receive or be entitled to receive physical delivery of the senior notes in definitive form and will not be considered the owners or holders thereof under the Senior Indenture.

        Accordingly, each person owning a beneficial interest in a senior note must rely on the procedures of DTC and, if such person is not a participant of DTC (a "participant"), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Senior Indenture. We understand that under existing industry practices, in the event that Protective requests any action of holders of the senior notes or that an owner of a beneficial interest that a holder is entitled to give or take under the Senior Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, as defined below, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        The following is based on information furnished by DTC:

        DTC will act as securities depositary for the senior notes. Offered securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities will be issued for the senior notes in the aggregate principal amount of such issue, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants'

accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC ("direct participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc ("FINRA"). Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of the senior notes under DTC's system must be made by or through direct participants, which will receive a credit for the senior notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the senior notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the senior notes, except in the limited circumstances that may be provided in the Senior Indenture.

        To facilitate subsequent transfers, all senior notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the senior notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the senior notes. Under its usual procedures, DTC mails an Omnibus Proxy to Protective as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

        Payments on the senior notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee or Protective, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of beneficial owners is the responsibility of Protective or the applicable agent, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

        DTC may discontinue providing its services as securities depositary with respect to the senior notes at any time by giving reasonable notice to Protective or the applicable agent. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered. Protective may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, offered security certificates will be printed and delivered.

About the Trustee

        The Bank of New York Trust Company, N.A. is the Senior Trustee and will be the principal paying agent and registrar for the senior notes. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Trust Company, N.A. or its affiliates.

        The Senior Trustee may resign or be removed with respect to one or more series of debt securities under the Senior Indenture and a successor trustee may be appointed to act with respect to such series.

UNDERWRITING

        We intend to offer the senior notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the senior notes listed opposite their names below:

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Lehman Brothers Inc.
ProEquities, Inc.

Total	$

        The underwriters have agreed to purchase all of the senior notes sold pursuant to the purchase agreement if any of these senior notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the senior notes to dealers at that price less a concession not in excess of    % of the principal amount of the senior notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of    % of the principal amount of the senior notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The expenses of the offering, not including the underwriting discount, are estimated to be $200,000 and are payable by us.

New Issue of Senior Notes

        The senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the senior notes on any national securities exchange or for quotation of the senior notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

        We expect that delivery of the senior notes will be made to the underwriters against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the senior notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the senior notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor.

FINRA Regulations

        Because we are an affiliate of ProEquities, Inc., the offering will be conducted in accordance with FINRA Conduct Rule 2720. The underwriters will not confirm sales of the senior notes to any account over which they exercise discretionary authority without the prior written specific approval of the customer. The maximum underwriting compensation in connection with the offering will not exceed 8% of the gross proceeds.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the senior notes. If the underwriters create a short position in the senior notes in connection with the offering, i.e., if they sell more senior notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing senior notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received and may conceive customary fees and commissions for these transactions.

        An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Bank USA, is a lender under our $200 million revolving credit facility, which was amended and restated on July 30, 2004. Our indebtedness under this revolving credit facility was approximately $98 million as of November 30, 2007. Our indebtedness under this revolving credit facility will be repaid with a portion of the proceeds from this offering of senior notes.

LEGAL OPINIONS

        The validity of the senior notes offered hereby have been passed upon for Protective by Deborah J. Long, Esq., General Counsel of Protective. Ms. Long is an employee of Protective and is a participant in various employee benefit plans offered by Protective. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of Protective incorporated in the accompanying base prospectus by reference to the Annual Report on Form 10-K of Protective for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Protective Life Corporation
Debt Securities
Preferred Stock
Common Stock
Stock Purchase Contracts
Stock Purchase Units

PLC Capital Trust VI
PLC Capital Trust VII
PLC Capital Trust VIII
Preferred Securities
Guaranteed as Described in this Prospectus and the Accompanying Prospectus Supplement by
Protective Life Corporation

        By this prospectus, we may offer from time to time up to $750,000,000 of any combination of the securities described in this prospectus.

        We will provide specific terms of the securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.

        Investing in these securities involves risks. Consider carefully the risk factors beginning on page 5 of this prospectus.

        We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement. Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

        We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

        Protective's common stock is listed on the New York Stock Exchange under the trading symbol "PL".

        Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2005.

Prospectus

Forward-Looking Information	3
About This Prospectus	3
Where You Can Find More Information	4
Incorporation of Certain Documents by Reference	4
Risk Factors	5
Protective Life Corporation	13
The PLC Capital Trusts	13
Use of Proceeds	15
Consolidated Earnings Ratios	15
Description of Debt Securities of Protective	16
Description of Capital Stock of Protective	27
Description of Preferred Stock of Protective	28
Description of Common Stock of Protective	28
Description of Preferred Securities of the PLC Capital Trusts	36
Description of the Preferred Securities Guarantees	38
Effect of Obligations Under the Subordinated Debt Securities and the Preferred Securities Guarantees	41
Description of Stock Purchase Contracts and Stock Purchase Units	42
Plan of Distribution	43
Legal Matters	45
Experts	45
Independent Registered Public Accountants	45

FORWARD LOOKING INFORMATION

        This prospectus, the accompanying prospectus supplement and any pricing supplement and the information incorporated by reference in such documents may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Protective's current view with respect to future events and financial performance. The words "believe," "expect," "estimate," "project," "budget," "forecast," "anticipate," "plan," and similar expressions identify forward-looking statements which are based on future expectations rather than on historical facts and are therefore subject to a number of risks and uncertainties, and neither Protective or any of our agents or dealers can give assurance that such statements will prove to be correct. You should not place undue reliance on these forward-looking statements, which speak only as of their dates. Protective and our agents and dealers shall not undertake any obligation to update or review forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this process, we may sell the securities described in this prospectus from time to time. This prospectus provides a general description of the securities we may offer. An accompanying prospectus supplement to this prospectus will provide the specific terms of the notes. Each time we offer to sell securities, we may also add to, update or change the information contained in this prospectus through a supplement to this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. Before you agree to purchase any securities, you should read this prospectus and any prospectus supplement together with the information described under the heading "Where You Can Find More Information" on page 4. In this prospectus, "we," "us" or "Protective" refers to Protective Life Corporation.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Protective is not, and any of our agents or dealers are not, making an offer to sell the securities in any jurisdiction where the offer to sell the securities is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of those documents only. Protective's business, financial condition, results of operations and prospects may have changed since that date. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. The registration statement, including the attached exhibits, contains additional relevant information about Protective. Protective is subject to the informational requirements of the Securities Exchange Act of 1934, and in compliance with such laws Protective files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any reports or other information Protective files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of Protective's documents upon payment of a duplicating fee, by writing to the SEC's public reference room. You can obtain information regarding the public reference room by calling the SEC at 1-800-SEC-0330. Protective filings are available to the public from commercial document retrieval services and over the internet at http://www.sec.gov. (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. Information that we file with the SEC will automatically update and supersede the information in this prospectus.

        This prospectus incorporates by reference the following documents:

  •
  Protective's Annual Report on Form 10-K for the year ended December 31, 2003; and

  •
  Protective's Quarterly Reports on Form 10-Q for the 3 month periods ended March 31, 2004, June 30, 2004 and September 30, 2004.

  •
  Protective's Current Reports on Form 8-K dated January 28, 2004, February 11, 2004, May 4, 2004, August 3, 2004, October 21, 2004, November 2, 2004, December 9, 2004, and December 20, 2004.

This prospectus also incorporates by reference all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of the offering of the securities offered pursuant to this prospectus. These documents contain important information about Protective and its finances.

        You should consider any statement contained in a document incorporated or considered incorporated by reference into this prospectus to be modified or superseded to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superseded, except as so modified or superseded, to constitute a part of this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or the information incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus or the document from which such information is incorporated.

        You may request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning to the following address or telephone number or visiting our website:

    Protective Life Corporation
    P. O. Box 2606
    Birmingham, Alabama 35202
    Attention: Investor Relations
    Tel: (205) 268-1000
    Fax: (205) 268-3023
    www.protective.com

RISK FACTORS

        Your investment in the securities will involve certain risks. This prospectus and any prospectus supplement do not describe all of those risks. The business, financial condition, results of operations and prospects of Protective may have changed since that date.

        In consultation with your own financial and legal advisors, you should carefully consider the information included in or incorporated by reference in this prospectus and any prospectus supplement, and pay special attention to the following discussion of risks before deciding whether an investment in the securities is suitable for you. The securities will not be an appropriate investment for you if you are not knowledgeable about significant features of the securities or financial matters in general. You should not purchase securities unless you understand, and know that you can bear, these investment risks.

  Protective is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect Protective's operations.

        While Protective has obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no predictions of specific scenarios can be made nor can assurance be given that there are not scenarios that could have an adverse effect on Protective. A natural disaster or an outbreak of an easily communicable disease could adversely affect the mortality or morbidity experience of Protective or its reinsurers.

  Protective operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry.

        Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

        The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Participants in certain of Protective's independent distribution channels are also consolidating into larger organizations. Some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of Protective's products by substantially increasing the number and financial strength of potential competitors.

        Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies.

  A ratings downgrade could adversely affect Protective's ability to compete.

        Rating organizations periodically review the financial performance and condition of insurers, including Protective's subsidiaries. In recent years, downgrades of insurance companies have occurred with increasing frequency. A downgrade in the rating of Protective's subsidiaries could adversely affect Protective's ability to sell its products, retain existing business, and compete for attractive acquisition opportunities. Specifically, a ratings downgrade would materially harm Protective's ability to sell certain products, including guaranteed investment products and funding agreements.

        Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company's control. In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models. Changes to the models could impact the rating organizations' judgment of the rating to be assigned to the rated company. Protective cannot predict what actions the rating organizations may take, or what actions Protective may be required to take in response to the actions of the rating organizations, which could adversely affect Protective.

  Protective's policy claims fluctuate from period to period, and actual results could differ from its expectations.

        Protective's results may fluctuate from period to period due to fluctuations in policy claims received by Protective. Certain of Protective's businesses may experience higher claims if the economy is growing slowly or in recession, or equity markets decline.

        Mortality, morbidity, and casualty expectations incorporate assumptions about many factors, including for example, how a product is distributed, persistency and lapses, and future progress in the fields of health and medicine. Actual mortality, morbidity, and casualty claims could differ from expectations if actual results differ from those assumptions.

  Protective's results may be negatively affected should actual experience differ from management's assumptions and estimates.

        In the conduct of business, Protective makes certain assumptions regarding the mortality, persistency, expenses and interest rates, or other factors appropriate to the type of business it expects to experience in future periods. These assumptions are also used to estimate the amounts of deferred policy acquisition costs, policy liabilities and accruals, future earnings, and various components of Protective's balance sheet. Protective's actual experience, as well as changes in estimates, are used to prepare Protective's statements of income.

        The calculations Protective uses to estimate various components of its balance sheet and statements of income are necessarily complex and involve analyzing and interpreting large quantities of data. Protective currently employs various techniques for such calculations and it from time to time will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates.

        Assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revision over time. Accordingly, Protective's results may be affected, positively or negatively, from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

  The use of reinsurance introduces variability in Protective's statements of income.

        The timing of premium payments to, and receipt of expense allowances from, reinsurers may differ from Protective's receipt of customer premium payments and incurrence of expenses. These timing differences introduce variability in certain components of Protective's statements of income, and may also introduce variability in Protective's quarterly results.

  Protective could be forced to sell investments at a loss to cover policyholder withdrawals.

        Many of the products offered by Protective and its insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances. Protective and its insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While Protective and its life insurance subsidiaries own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid. If Protective or its subsidiaries experience unanticipated withdrawal or surrender activity, Protective or its subsidiaries could exhaust their liquid assets and be forced to liquidate other assets, perhaps on unfavorable terms. If Protective or its subsidiaries are forced to dispose of assets on unfavorable terms, it could have an adverse effect on Protective's financial condition.

  Interest-rate fluctuations could negatively affect Protective's spread income or otherwise impact its business.

        Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect Protective's spread income. While Protective develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

        From time to time, Protective has participated in securities repurchase transactions that have contributed to Protective's investment income. Such transactions involve some degree of risk that the counterparty may fail to perform its obligations to pay amounts owed and the collateral has insufficient value to satisfy the obligation. No assurance can be given that such transactions will continue to be entered into and contribute to Protective's investment income in the future.

        Changes in interest rates may also impact its business in other ways. Lower interest rates may result in lower sales of certain of Protective's insurance and investment products. In addition, certain of Protective's insurance and investment products guarantee a minimum credited interest rate, and Protective could become unable to earn its spread income should interest rates decrease significantly.

        Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income Protective receives in the form of prepayment fees, make-whole payments, and mortgage participation income. Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions and may result in lower sales of variable products.

        Additionally, Protective's asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve) and relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of Protective's asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

        In general terms, Protective's results are improved when the yield curve is positively sloped (i.e., when long-term interest rates are higher than short-term interest rates), and will be adversely affected by a flat or negatively sloped curve.

  Equity market volatility could negatively impact Protective's business.

        The amount of policy fees received from variable products is affected by the performance of the equity markets, increasing or decreasing as markets rise or fall. Equity market volatility can also affect the profitability of variable products in other ways.

        The amortization of deferred policy acquisition costs relating to variable products and the estimated cost of providing guaranteed minimum death benefits incorporate various assumptions about the overall performance of equity markets over certain time periods. The rate of amortization of deferred policy acquisition costs and the estimated cost of providing guaranteed minimum death benefits could increase if equity market performance is worse than assumed.

  A deficiency in Protective's systems could result in overpayments or underpayments of amounts owed to or by Protective and/or errors in Protective's critical assumptions or reported financial results.

        The business of insurance necessarily involves the collection and dissemination of large amounts of data using systems operated by Protective. Examples of data collected and analyzed include policy information, policy rates, expenses, mortality and morbidity experience. To the extent that data input errors, systems errors, or systems failures are not identified and corrected by Protective's internal controls, the information generated by the systems and used by Protective and/or supplied to business partners, policyholders, and others may be incorrect and may result in an overpayment or underpayment of amounts owed to or by Protective and/or Protective using incorrect assumptions in its business decisions or financial reporting.

        In the third quarter of 2002, Protective discovered that the rates payable on certain life insurance policies were incorrectly entered into its reinsurance administrative system in 1991. As a result, Protective overpaid to several reinsurance companies the reinsurance premiums related to such policies of approximately $94.5 million over a period of 10 years beginning in 1992. Protective has received payment from substantially all of the affected reinsurance companies.

  Insurance companies are highly regulated and subject to numerous legal restrictions and regulations.

        Protective and its subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of Protective's business, which may include, among other things, premium rates, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than share owners. At any given time, a number of financial and/or market conduct examinations of Protective's subsidiaries is ongoing. Protective is required to obtain state regulatory approval for rate increases for certain health insurance products, and Protective's profits may be adversely affected if the requested rate increases are not approved in full by regulators in a timely fashion. From time to time, regulators raise issues during examinations or audits of Protective's subsidiaries that could, if determined adversely, have a material impact on Protective. Protective cannot predict whether or when regulatory actions may be taken that could adversely affect Protective or its operations. In addition, the interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact, particularly in areas such as health insurance and accounting or reserve requirements.

        Protective and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed for breach of duties under ERISA.

        Certain policies, contracts, and annuities offered by Protective and its subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

        Other types of regulation that could affect Protective and its subsidiaries include insurance company investment laws and regulations, state statutory accounting practices, anti-trust laws, minimum solvency requirements, state securities laws, federal privacy laws, federal money laundering and anti-terrorism laws, and because Protective owns and operates real property state, federal, and local environmental laws. Protective cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on Protective if enacted into law.

  Protective is exposed to potential risks from recent legislation requiring companies to evaluate their internal control over financial reporting.

        Under Section 404 of the Sarbanes Oxley Act of 2002, effective at year-end 2004, Protective's auditors are required to attest to certain matters relating to Protective's control environment. The auditing profession is currently developing guidelines with respect to this process, and Protective, like other publicly traded companies, has no experience with this process. Protective believes that its control environment is effective; however, it is possible that adverse attestations with respect to either Protective, other companies in the industry, or in business in general could result in a loss of investor confidence and/or impact Protective or the environment in which it operates.

  Changes to tax law or interpretations of existing tax law could adversely affect Protective and its ability to compete with non-insurance products or reduce the demand for certain insurance products.

        Under the Internal Revenue Code of 1986, as amended (the "Code"), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective's products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending upon grandfathering provisions, would be affected by the surrenders of existing annuity contracts and life insurance policies. For example, changes in laws or regulations could restrict or eliminate the advantages of certain corporate or bank-owned life insurance products. Recent changes in tax law, which have reduced the federal income tax rates on corporate dividends in certain circumstances, could make the tax advantages of investing in certain life insurance or annuity products less attractive. Additionally, changes in tax law based on proposals to establish new tax advantaged retirement and life savings plans, if enacted, could reduce the tax advantage of investing in certain life insurance or annuity products. In addition, life insurance products are often used to fund estate tax obligations. Legislation has been enacted that would, over time, reduce and eventually eliminate the estate tax. If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected. Additionally, Protective is subject to the federal corporation income tax. Protective cannot predict what changes to tax law or interpretations of existing tax law could adversely affect Protective.

  Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

        A number of civil jury verdicts have been returned against insurers, broker-dealers, and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, companies have made material settlement payments.

        Group health coverage issued through associations has received some negative coverage in the media as well as increased regulatory consideration and review. Protective has a small closed block of group health insurance coverage that was issued to members of an association; a lawsuit is currently pending against Protective in connection with this business.

        Protective, like other financial services companies, in the ordinary course of business is involved in such litigation and arbitration. Although Protective cannot predict the outcome of any such litigation or arbitration, Protective does not believe that any such outcome will have a material impact on the financial condition or results of operations of Protective.

  The financial services and insurance industry is sometimes the target of law enforcement investigations.

        The financial services and insurance industry is sometimes the target of law enforcement investigations relating to the numerous laws that govern the financial services and insurance business. Protective cannot predict the impact of any such investigations on Protective or the industry.

  Protective's ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business.

        Protective's ability to maintain low unit costs is dependent upon the level of new sales and persistency (continuation or renewal) of existing business. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs.

        Additionally, a decrease in persistency may result in higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs, and lower reported earnings. Although many of Protective's products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered. Some of Protective's products do not contain surrender charge features and such products can be surrendered or exchanged without penalty. A decrease in persistency may also result in higher claims.

  Protective's investments are subject to market and credit risks.

        Protective's invested assets and derivative financial instruments are subject to customary risks of credit defaults and changes in market values. The value of Protective's commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties which Protective has financed. Factors that may affect the overall default rate on, and market value of, Protective's invested assets, derivative financial instruments, and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.

  Protective may not realize its anticipated financial results from its acquisitions strategy.

        Protective's acquisitions have increased its earnings in part by allowing Protective to enter new markets and to position itself to realize certain operating efficiencies. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisitions will continue to be available to Protective, or that Protective will realize the anticipated financial results from its acquisitions.

        Additionally, in connection with its acquisitions, Protective assumes or otherwise becomes responsible for the obligations of policies and other liabilities of other insurers. Any regulatory, legal, financial, or other adverse development affecting the other insurer could also have an adverse effect on Protective.

  Protective is dependent on the performance of others.

        Protective's results may be affected by the performance of others because Protective has entered into various arrangements involving other parties. For example, most of Protective's products are sold through independent distribution channels, and variable annuity deposits are invested in funds managed by third parties. Additionally, Protective's operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

        Certain of these other parties may act on behalf of Protective or represent Protective in various capacities. Consequently, Protective may be held responsible for obligations that arise from the acts or omissions of these other parties.

        As with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of Protective's insurance and investment products.

  Protective's reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect Protective.

        Protective and its insurance subsidiaries cede material amounts of insurance and transfer related assets to other insurance companies through reinsurance. Protective may enter into third-party reinsurance arrangements under which Protective will rely on the third party to collect premiums, pay claims, and/or perform customer service functions. However, notwithstanding the transfer of related assets or other issues, Protective remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.

        Protective's ability to compete is dependent on the availability of reinsurance. Premium rates charged by Protective are based, in part, on the assumption that reinsurance will be available at a certain cost. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective for the reinsurance. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, or if a reinsurer should fail to meet its obligations, Protective could be adversely affected.

        Recently, certain commentators on the insurance industry have speculated that reinsurance might become more costly or less available in the future, which could have a negative effect on Protective's ability to compete. In recent years, the number of life reinsurers has decreased as the reinsurance industry has consolidated. The decreased number of participants in the life reinsurance market results in increased concentration risk for insurers, including Protective. In addition, some reinsurers have indicated an unwillingness to continue to reinsure new sales of long-term guarantee products. If the reinsurance market further contracts, Protective's ability to continue to offer its products on terms as favorable to Protective would be adversely impacted.

  Computer viruses or network security breaches could affect the data processing systems of Protective or its business partners.

        A computer virus could affect the data processing systems of Protective or its business partners, destroying valuable data or making it difficult to conduct business. In addition, despite our implementation of network security measures, our servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with our computer systems.

  Protective's ability to grow depends in large part upon the continued availability of capital.

        Protective has recently deployed significant amounts of capital to support its sales and acquisitions efforts. Capital has also been consumed as Protective increased its reserves on the residual value product. Although positive performance in the equity markets has recently allowed Protective to decrease its GMDB related policy liabilities and accruals, deterioration in these markets could lead to further capital consumption. Although Protective believes it has sufficient capital to fund its immediate growth and capital needs, the amount of capital available can vary significantly from period to period due to a variety of circumstances, some of which are neither predictable nor foreseeable, nor within Protective's control. A lack of sufficient capital could impair Protective's ability to grow.

  New accounting rules or changes to existing accounting rules could negatively impact Protective.

        Like all publicly traded companies, Protective is required to comply with accounting principles generally accepted in the United States of America (GAAP). A number of organizations are instrumental in the development of GAAP such as the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), and the American Institute of Certified Public Accountants (AICPA). GAAP is subject to constant review by these organizations and others in an effort to address emerging issues and otherwise improve financial reporting. In this regard, these organizations adopt new accounting rules and issue interpretive accounting guidance on a continual basis. Protective can give no assurance that future changes to GAAP will not have a negative impact on Protective.

        In addition, Protective's insurance subsidiaries are required to comply with statutory accounting principles (SAP). SAP is subject to constant review by the NAIC and its committees as well as state insurance departments in an effort to address emerging issues and otherwise improve financial reporting. Protective can give no assurance that future changes to SAP will not have a negative impact on Protective.

  Our ability to pay principal, interest and/or dividends on offered securities is limited.

        Protective's ability to pay principal and interest on any Debt Securities or dividends on any Preferred Stock or Common Stock is affected by the ability of its insurance company subsidiaries, Protective's principal sources of cash flow, to declare and distribute dividends and to make payments on surplus notes. Surplus notes are deeply subordinated intercompany notes owed by insurance company subsidiaries to Protective that are treated as equity capital of such insurance company subsidiaries for statutory accounting purposes. These payments may be limited by regulatory restrictions and, in the case of payments on surplus notes, by certain financial covenants. Protective's cash flow is also dependent on revenues from investment, data processing, legal and management services rendered to its subsidiaries. Insurance company subsidiaries of Protective are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to Protective. Under Tennessee insurance laws, Protective's principal operating subsidiary, Protective Life Insurance Company generally may pay dividends to Protective only out of its unassigned surplus as reflected in its statutory financial statements filed in that State. In addition, the Tennessee Commissioner of Insurance must approve, or not disapprove within 30 days of notice, payment of an "extraordinary" dividend from Protective Life. Under Tennessee insurance laws, that term generally refers to a dividend that exceeds, together with all dividends paid by Protective Life within the previous 12 months, the greater of:

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  10% of Protective Life's surplus as regards policyholders at the preceding December 31; or

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  the net gain from operations of Protective Life for the 12 months ended on such December 31.

        No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective's insurance subsidiaries are domiciled, which could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to Protective by such subsidiaries without affirmative prior approval by state insurance regulatory authorities.

        In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of an insurance subsidiary of Protective, all creditors of such subsidiary, including holders of life and health insurance policies, would be entitled to payment in full out of the assets of such subsidiary before Protective, as shareholder or holder of surplus notes, would be entitled to any payment. Creditors would have to be paid in full before the creditors of Protective, including holders of debt securities, would be entitled to receive any payment from the assets of such subsidiary.

PROTECTIVE LIFE CORPORATION

        Protective is a Delaware corporation incorporated in 1981. We are a holding company, whose subsidiaries provide financial services through the production, distribution, and administration of insurance and investment products. Protective Life Insurance Company, founded in 1907, is our principal operating subsidiary. Our principal executive offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223, and its telephone number is (205) 268-1000.

THE PLC CAPITAL TRUSTS

        Protective created PLC Capital Trust VI, PLC Capital Trust VII and PLC Capital Trust VIII, Delaware statutory trusts, pursuant to three separate declarations of trust.

        Each trust exists solely to:

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  issue and sell to the public its preferred securities, representing undivided beneficial interests in the assets of each trust;

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  issue and sell to us common securities, representing undivided beneficial interests in the assets of each trust;

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  use the gross proceeds from the sale of the preferred securities and common securities to acquire a corresponding series of Protective's subordinated debt securities;

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  distribute the cash payments it receives from the corresponding subordinated debt securities it owns to you and the other holders of preferred securities and us, as holder of the common securities; and

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  engage in those other activities necessary or incidental to these purposes.

        All of the common securities of each trust will be directly or indirectly owned by Protective. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities of each trust will represent the remaining 97% of such trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Protective defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in priority of payment.

        The preferred securities of each trust will be guaranteed by Protective as described later in this prospectus.

        Each trust has a term of approximately 55 years, but may earlier terminate as provided in its declaration. Each trust's business and affairs will be conducted by the trustees appointed by Protective, as the direct or indirect holder of all the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trusts. The duties and obligations of the trustees shall be governed by the declaration of trust for such trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with Protective. One trustee of each trust will be a financial institution which will be unaffiliated with Protective and which shall act as institutional trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the institutional trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

        Protective will pay all fees and expenses related to the trusts and the offering of preferred securities and common securities, the payment of which will be guaranteed by Protective. The office of the Delaware trustee for each PLC Capital Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. Each trust's offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223, and each trust's telephone number is (205) 268-1000.

        The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the trusts will not have any independent operations. Each of the trusts exists solely for the reasons summarized above.

USE OF PROCEEDS

        Except as otherwise described in a prospectus supplement, the Trusts will use the proceeds from the sale of any preferred securities, together with any capital contributed in respect of common securities, to invest in Protective's subordinated debt securities. We intend to use the net proceeds from any sale of our securities offered by this prospectus for general corporate purposes unless otherwise specified in a prospectus supplement relating to such securities. Such general corporate purposes may include, but are not limited to, repayments of our indebtedness or the indebtedness of our subsidiaries. Pending such use, the proceeds may be invested temporarily in short-term marketable securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

CONSOLIDATED EARNINGS RATIOS

        The following table sets forth, for the years and periods indicated, Protective's ratios of:

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  consolidated earnings to fixed charges;

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  consolidated earnings to fixed charges before interest credited on investment products.

        The subordinated debt securities included in the ratio calculations below comprise the following securities:

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  9% Subordinated Debentures, Series A;

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  8 1/4% Subordinated Debentures, Series B;

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  6 1/2% Subordinated Debentures, Series C;

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  7 1/2% Subordinated Debentures, Series D;

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  7 1/4% Subordinated Debentures, Series E; and

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  6 1/8% Subordinated Debentures, Series F.

        We calculate the ratio of "Consolidated Earnings to Fixed Charges" by dividing the sum of income before income tax (BT), interest expense on debt and subordinated debt securities and imputed interest on operating leases (I) and interest credited on investment products (IP) by the sum of interest expense on debt and subordinated debt securities and imputed interest on operating leases (I) and interest credited on investment products (IP). The formula of this ratio is: (BT+I+IP)/ (I+IP). Protective continues to sell investment products that credit interest to the contract holder. Investment products include products such as guaranteed investment contracts, annuities, and variable universal life insurance policies. The inclusion of interest credited on investment products results in a negative impact on the ratio of earnings to fixed charges because the effect of increases in interest credited to contract holders more than offsets the effect of the increases in earnings.

        We calculate the ratio of "Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products" by dividing the sum of income before income tax (BT) and interest expense on debt and subordinated debt securities and imputed interest on operating leases (I) by interest expense on debt and subordinated debt securities and imputed interest on operating leases. The formula for this calculation, therefore, would be: (BT+I)/I.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Ratio of Consolidated Earnings to Fixed Charges	1.6	1.4	1.5	1.3	1.2	1.3	1.5
Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products	8.7	7.4	8.0	7.0	6.0	6.7	6.8

DESCRIPTION OF DEBT SECURITIES OF PROTECTIVE

        The senior debt securities are to be issued in one or more series under the senior indenture, dated as of June 1, 1994, between Protective and The Bank of New York, as trustee, as supplemented by:

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  Supplemental Indenture No. 1, dated as of July 1, 1994;

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  Supplemental Indenture No. 2, dated as of August 1, 1996;

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  Supplemental Indenture No. 3, dated as of September 15, 1996;

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  Supplemental Indenture No. 4, dated as of November 15, 1996;

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  Supplemental Indenture No. 5, dated as of December 1, 1996;

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  Supplemental Indenture No. 6, dated as of March 20, 2000;

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  Supplemental Indenture No. 7, dated as of December 14, 2000;

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  Supplemental Indenture No. 8, dated as of February 28, 2001;

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  Supplemental Indenture No. 9, dated as of May 23, 2003; and

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  Supplemental Indenture No. 10, dated as of October 21, 2004.

        The subordinated debt securities are to be issued under the subordinated indenture, dated as of June 1, 1994, between Protective and The Bank of New York, successor to AmSouth Bank by transfer of assets, successor by merger to AmSouth Bank of Alabama, successor by conversion of charter, to AmSouth Bank N.A., as trustee, as amended and supplemented by:

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  Supplemental Indenture No. 1, dated as of June 9, 1994;

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  Supplemental Indenture No. 2, dated as of August 1, 1994;

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  Supplemental Indenture No. 3, dated as of April 29, 1997;

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  Supplemental Indenture No. 4, dated as of November 20, 1997;

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  Supplemental Indenture No. 5, dated as of August 22, 2001;

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  Supplemental Indenture No. 6, dated as of September 25, 2002; and

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  Supplemental Indenture No. 7, dated as of January 27, 2004.

Copies of the indentures have been filed as exhibits to the registration statement which includes this prospectus.

        The following summary relating to the debt securities and provisions of the indentures is not meant to be a complete description and is subject to, and is qualified in its entirety by reference to, all the provisions of the indentures, as they may be amended or supplemented from time to time. Whenever particular sections or defined terms of the indentures, as they may be amended or supplemented from time to time, are referred to herein or in a prospectus supplement, such sections or defined terms are incorporated by reference.

General

        The debt securities will be unsecured obligations of Protective. The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated obligations of Protective. The subordinated debt securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the subordinated indenture to all present and future senior indebtedness of Protective. See "Subordination under the Subordinated Indenture". The indentures do not limit the aggregate amount of debt securities which may be issued. Except as otherwise provided in the applicable prospectus supplement, the indentures, as they apply to any series of debt securities, also do not limit the incurrence or issuance of other secured or unsecured debt of Protective or any of Protective's subsidiaries.

        Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered, including:

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  the title;

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  any limit upon the amount that may be issued;

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  the date or dates on which the principal of and premium, if any, will mature or the method of determining such date or dates;

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  the interest rate or rates, which may be fixed or variable, if any, or the method of calculating such rate or rates;

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  the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

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  the date or dates on which interest, if any, will be payable and the record date or dates for such payment;

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  the place or places where principal of, premium, if any, and interest, if any, will be payable;

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  the period(s) within which, the price(s) at which, the currency or currencies (including currency unit or units) in which, and the terms and conditions upon which, such debt securities may be redeemed, in whole or in part, at the option of Protective;

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  any mandatory or optional sinking fund provisions or any provisions or obligations for redeeming the securities and other related terms and provisions;

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  the denominations in which such debt securities are authorized to be issued;

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  the currency or currency unit for which debt securities may be purchased or in which debt securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such debt securities will be payable and whether Protective or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

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  if the amount of principal of, or any premium or interest on, any of such debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

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  if other than the full principal amount, the portion of the principal amount of such debt securities which will be payable upon the acceleration of maturity or the method by which such portion shall be determined;

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  if the principal amount payable at the stated maturity of any of such debt securities cannot be determined as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

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  the person to whom any interest on any such debt security shall be payable if other than the person in whose name such debt security is registered on the applicable record date;

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  any addition to, or modification or deletion of, any event of default or any covenant of Protective specified in the indenture with respect to such debt securities;

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  the application, if any, of such means of defeasance or covenant defeasance as may be specified for such debt securities;

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  whether such debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depository for such global security or securities;

  •
  in the case of the subordinated indenture, the terms, if any, upon which the holders may convert or exchange such debt securities into or for common stock of Protective or other securities or property; and

  •
  any other terms not inconsistent with the terms of the indentures pertaining to such debt securities. (Section 3.1 of each indenture.)

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons. Where debt securities of any series are issued in bearer form, the prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, which apply to any such debt securities and to payment on and transfer and exchange of such debt securities. Bearer debt securities will be transferable by delivery. (Section 3.5 of each indenture.)

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.

        If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the prospectus supplement will set forth the restrictions, elections, certain federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currencies.

        If any index is used to determine the amount of principal payments, premium, if any, or interest on any series of debt securities, the prospectus supplement will describe the special federal income tax, accounting and other considerations applicable.

        The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Protective that may adversely affect holders of the debt securities.

Payment, Registration, Transfer and Exchange

        Unless otherwise provided in the applicable prospectus supplement, payments in respect of the debt securities will be made in the designated currency at the office or agency of Protective maintained for that purpose as Protective may designate from time to time. Protective may also make interest payments, if any, on debt securities in registered form:

  •
  by checks mailed to the holders of debt securities at their registered addresses; or

  •
  by wire transfer to an account maintained by the holder as specified in the register. (Sections 3.7(a) and 9.2 of each indenture.)

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest. (Section 3.7(a) of each indenture.)

        Payment on debt securities in bearer form will be made in the currency and in the manner designated in the prospectus supplement, subject to any applicable laws and regulations, at the paying agencies outside the United States appointed by Protective from time to time. The prospectus supplement will name the initial paying agents outside the United States for a series of debt securities. Protective may at any time designate additional paying agents or rescind the designation of any paying agents. However, if debt securities of a series are issuable as registered securities, Protective will be required to maintain at least one paying agent in each place of payment for such series. If debt securities of a series are issuable as bearer securities, Protective will be required to maintain a paying agent in a place of payment outside the United States where debt securities of such series and any coupons may be presented and surrendered for payment. (Section 9.2 of each indenture.)

        All moneys paid by Protective to the debt trustees or a paying agent for the payment of the principal of, or any premium or interest on, any debt security which remain unclaimed at the end of two years will be repaid to Protective. The holder of a debt security may look only to Protective for payment after such time. (Section 9.3 of each indenture.)

        Unless otherwise provided in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency Protective designates from time to time. (Sections 3.5 and 9.2 of each indenture.) Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5 of each indenture.)

Global Debt Securities

        The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depository which will be named in the applicable prospectus supplement. In such a case, one or more global debt securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global debt security or securities. (Section 3.3 of each indenture.) Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global debt security may not be transferred or exchanged except (1) as a whole among the depository for such global debt security and its nominee and/or their successors and (2) in the circumstances described in the applicable prospectus supplement. (Section 3.5 of each indenture.)

        The applicable prospectus supplement will describe the specific terms of the depository arrangement with respect to any portion of a series of debt securities to be listed in global form. Protective expects that the following provisions will apply to depository arrangements.

        Upon the issuance of any global debt security, and the deposit of such global debt security with or on behalf of the depository, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global debt security to the accounts of institutions that have accounts with the depository or its nominee. These institutions are referred to as "participants." The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such debt securities or by Protective, if such debt securities are offered and sold directly by Protective. Only participants or persons that hold interests through participants may have beneficial ownership interests in a global debt security. The depository or its nominee will maintain records of the ownership of beneficial interests held by participants. Participants will maintain records of the beneficial ownership interests of persons that hold through them. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The above limitations and such laws may impair the ability to transfer beneficial interests in such global debt securities.

        So long as the depository, or its nominee, is the registered owner of a global debt security, the depository or its nominee will be considered the sole owner or holder of the debt securities for all purposes under each indenture. (Section 3.8 of each indenture.) Unless otherwise specified in the applicable prospectus supplement and except as specified below, owners of beneficial interests in a global debt security will not be entitled to have debt securities of the series represented by such global debt security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the holders for any purposes under the relevant indenture. (Section 3.5 of each indenture.)

        Each person owning a beneficial interest in a global debt security must rely on the procedures of the depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the relevant indenture. The depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant indenture. Protective understands that, under existing industry practices, if Protective requests any action of holders or any owner of a beneficial interest in a global debt security desires to give any notice or take any action a holder is entitled to give or take under the relevant indenture, the depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise specified in the applicable prospectus supplement, payments with respect to principal, premium, if any, and interest, if any, on debt securities represented by a global debt security registered in the name of a depository or its nominee will be made to such depository or its nominee, as the registered owner of such global debt security.

        Protective expects that the depository for any debt securities issued in global form, will immediately credit participants' accounts with payments of principal, premium or interest, in amounts proportionate to their respective beneficial interests in the principal amount of such global debt security as shown on the records of such depository. Protective also expects that payments by participants to owners of beneficial interests in such global debt security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. Nevertheless, payments, transfers, exchanges and other matters relating to beneficial interests in a global debt security may be subject to various policies and procedures adopted by the depository from time to time. None of Protective, the respective debt trustee or any agent of Protective or the respective debt trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a global debt security, or for maintaining, supervising or reviewing any records relating to such beneficial interests. (Section 3.8 of each indenture.)

        Unless otherwise specified in the applicable prospectus supplement, if the depository for any debt securities issued in global form notifies Protective that it is unwilling or unable to continue as depository and a successor depository is not appointed by Protective within 90 days, Protective will issue such debt securities in definitive certificated form in exchange for such global debt security. In addition, Protective may at any time and in its sole discretion determine not to have any of the debt securities of a series issued in global form and, in such event, will issue debt securities of such series in definitive certificated form in exchange for all of the global debt securities representing such debt securities. (Section 3.5 of each indenture.)

        The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. (Section 3.4 of each indenture.) The applicable prospectus supplement will describe the specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities.

Consolidation, Merger or Sale by Protective

        Under the terms of each indenture, Protective is prohibited from consolidating with or merging into any other corporation or from selling its assets substantially as an entirety, unless:

  •
  the corporation formed by such consolidation or into which Protective is merged or the corporation which acquires its assets is organized in the United States and expressly assumes all of the obligations of Protective under each indenture;

  •
  immediately after giving effect to such transaction, no default or event of default shall have happened and be continuing; and

  •
  if, as a result of such transaction, properties or assets of Protective would become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the debt securities of any series, Protective or its successor shall take steps necessary to secure such debt securities equally and ratably with all indebtedness secured thereby.

        Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which Protective is merged or to which such sale is made, shall succeed to and be substituted for Protective under each indenture. (Section 7.1 of each indenture.)

Events of Default, Notice and Certain Rights on Default

        Each indenture provides that, if an event of default occurs with respect to the debt securities of any series and is continuing, the trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to Protective, and to the trustee for such series, if notice is given by such holders of debt securities, may declare the principal of, or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount specified in the prospectus supplement, and accrued interest on all the debt securities of that series to be due and payable. However, with respect to any debt securities, including subordinated debt securities, issued under the subordinated indenture, the payment of principal and interest on such debt securities shall remain subordinated to the extent provided in Article 12 of the subordinated indenture. (Section 5.2 of each indenture.)

        The following are events of default with respect to debt securities unless otherwise provided in a prospectus supplement relating to the debt securities of a particular series:

  •
  default for 30 days in payment of any interest on any debt security of that series or any applicable coupon or any additional amount payable with respect to debt securities of such series as specified in the applicable prospectus supplement when due;

  •
  default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when due;

  •
  default for 60 days after notice to Protective by the trustee for such series, or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in the performance of any other agreement in the debt securities of that series, in the indenture or in any supplemental indenture or board resolution referred to therein under which the debt securities of that series may have been issued;

  •
  default in payment of principal relating to indebtedness of Protective and its consolidated subsidiaries for borrowed money having an aggregate principal amount exceeding $25 million (after the expiration of any applicable grace period with respect thereto), or other default resulting in acceleration of indebtedness of Protective and its consolidated subsidiaries for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to Protective by the respective trustee or to Protective and the respective trustee by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding; provided that such event of default will be remedied, cured or waived if the default that resulted in such event of default is remedied, cured or waived; and

  •
  certain events of bankruptcy, insolvency or reorganization of Protective or Protective Life Insurance Company. (Section 5.1 of each indenture.)

Events of default with respect to a specified series of debt securities may be added to the indenture and will be described in the applicable prospectus supplement. (Sections 3.1 and 5.1 (7) of each indenture.)

        Each indenture provides that the respective trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities of that series notice of all defaults known to it unless such default has been cured or waived. However, except in the case of a default in payment on the debt securities of that series, the respective trustee may withhold the notice if and so long as the Board of Directors of Protective, the executive committee thereof or a committee of its responsible officers in good faith determines that withholding such notice is in the interests of the holders of the debt securities of that series. (Section 6.6 of each indenture.) "Default" means any event which is, or after notice or passage of time or both, would be, an event of default. (Section 1.1 of each indenture.)

        Each indenture provides that the holders of a majority in aggregate principal amount of the debt securities of each series affected (with each such series voting as a class) may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee. (Section 5.8 of each indenture.)

        Each indenture includes a covenant that Protective will file annually with the respective trustee a certificate as to Protective's compliance with all conditions and covenants of such indenture. (Section 9.6 of each indenture.)

        The holders of a majority in aggregate principal amount of any series of debt securities by written notice to the trustee for such series may waive, on behalf of the holders of all debt securities of such series, any past default or event of default with respect to that series and its consequences, except a default or event of default in the payment of the principal of, premium, if any, or interest, if any, on any debt security. (Section 5.7 of each indenture.)

Modification of the Indentures

        Each indenture contains provisions permitting Protective and the respective debt trustee to enter into one or more supplemental indentures without the consent of the holders of any of the debt securities in order:

  •
  to evidence the succession of another corporation to Protective and the assumption of the covenants of Protective by a successor to Protective;

  •
  to add to the covenants of Protective or surrender any right or power of Protective;

  •
  to add additional events of default with respect to any series of debt securities;

  •
  to add or change any provisions to such extent as necessary to permit or facilitate the issuance of debt securities in bearer form;

  •
  to change or eliminate any provision affecting only debt securities not yet issued;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities;

  •
  to evidence and provide for successor debt trustees or to add or change any provisions to such extent as necessary to permit or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

  •
  if allowed without penalty under applicable laws and regulations, to permit payment in respect of debt securities in bearer form in the United States;

  •
  to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such indenture or to cure any ambiguity or correct any mistake, provided that any such action does not adversely affect the interests of any holder of debt securities of any series then outstanding; or

  •
  in the case of the subordinated indenture, to modify the subordination provisions thereof in a manner not adverse to the holders of subordinated debentures of any series then outstanding (and in the case of subordinated debentures issued in return for the proceeds of preferred securities of any series then outstanding, not adverse to the holders of such preferred securities). (Section 8.1 of each indenture.)

        Each indenture also contains provisions permitting Protective and the respective debt trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by such supplemental indenture, with the debt securities of each series voting as a class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or any supplemental indenture or modifying the rights of the holders of debt securities of such series, except that, without the consent of the holder of each debt security so affected, no such supplemental indenture may:

  •
  change the time for payment of principal or premium, if any, or interest on any debt security;

  •
  reduce the principal of, or any installment of principal of, or premium, if any, or interest on any debt security, or change the manner in which the amount of any of the foregoing is determined;

  •
  reduce the interest rate, the amount of principal or the amount of premium, if any, payable upon the redemption of any debt security;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any original issue discount or indexed security;

  •
  change the currency or currency unit in which any debt security or any premium or interest thereon is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in principal amount of the outstanding debt securities affected thereby the consent of whose holders is required for modification or amendment of such indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

  •
  change the obligation of Protective to maintain an office or agency in the places and for the purposes specified in such indenture;

  •
  in the case of the subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debentures of any series then outstanding, and in the case of subordinated debentures issued in return for the proceeds of preferred securities of any series then outstanding, adverse to the holders of such preferred securities; or

  •
  modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.2 of each indenture.)

Subordination under the Subordinated Indenture

        In the subordinated indenture, Protective has covenanted and agreed that any subordinated debt securities issued thereunder are subordinate and junior in right of payment to all present and future senior indebtedness to the extent provided in the subordinated indenture. The subordinated indenture defines the term "senior indebtedness" as the principal, premium, if any, and interest on:

  •
  all indebtedness of Protective, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

  •
  any indebtedness of others of the kinds described in the preceding clause for the payment of which Protective is responsible or liable as guarantor or otherwise; and

  •
  amendments, renewals, extensions and refundings of any such indebtedness,

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities.

        The senior indebtedness shall continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

        No direct or indirect payment, in cash, property or securities, by set-off or otherwise, shall be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities, if:

  •
  Protective defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

  •
  an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Protective by the holders of senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist.

        All present and future senior indebtedness, including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets, shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by Protective on account of subordinated debt securities in the event of:

  •
  any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Protective, its creditors or its property;

  •
  any proceeding for the liquidation, dissolution or other winding-up of Protective, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

  •
  any assignment by Protective for the benefit of creditors; or

  •
  any other marshalling of the assets of Protective.

In any such event, payments or distributions which would otherwise be made for subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing between these creditors at that time until the senior indebtedness is paid in full. If the payments or distributions on subordinated debt securities are in the form of Protective's securities or those of any other corporation under a plan or reorganization or adjustment and are subordinate to outstanding senior indebtedness and to any securities issued with respect to such senior indebtedness under a plan of reorganization or readjustment, they will be made to the holders of the subordinated debt securities. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of subordinated debt securities by any act or failure to act on the part of Protective.

        Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness. After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. In matters between holders of subordinated debt securities and any other type of Protective's creditors, any payments or distributions that would otherwise be paid to holders of senior debt securities and that are made to holders of subordinated debt securities because of this subrogation will be deemed a payment by Protective on account of senior indebtedness and not on account of subordinated debt securities.

        The subordinated indenture provides that the foregoing subordination provisions, may be changed prior to the issuance of any subordinated debt securities. The prospectus supplement relating to such subordinated debt securities would describe any such change.

        The subordinated indenture places no limitation on the amount of additional senior indebtedness that may be incurred by Protective. Protective expects from time to time to incur additional indebtedness constituting senior indebtedness.

Defeasance and Covenant Defeasance

        If indicated in the applicable prospectus supplement, Protective may elect either:

  •
  to defease and be discharged from any and all obligations with respect to the debt securities of or within any series, except as otherwise provided in the relevant indenture ("defeasance"); or

  •
  to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant debt trustee (or other qualifying trustee), in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon.

        As a condition to defeasance or covenant defeasance, Protective must deliver to the relevant debt trustee an officer's certificate and an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under the first clause above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. Additional conditions to defeasance include:

  •
  delivery by Protective to the relevant debt trustee of an officer's certificate to the effect that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such defeasance;

  •
  no event of default with respect to such debt securities or any other debt securities occurring or continuing at the time of such defeasance or, in the case of certain bankruptcy events of default, at any time on or prior to the 90th day after the date of such defeasance; and

  •
  such defeasance not resulting in the trust arising from the deposit of any moneys in respect of such defeasance constituting an "investment company" within the meaning of the Investment Company Act unless such trust shall be registered under such Act or exempt from registration thereunder. (Article 4 of each indenture.)

If indicated in the applicable prospectus supplement, in addition to obligations of the United States or an agency or instrumentality thereof, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which debt securities of such series are payable. (Sections 1.1 and 3.1 of each indenture.)

        In addition, with respect to the subordinated indenture, in order to be discharged:

  •
  no event or condition shall exist that, pursuant to certain provisions described under "—Subordination under the Subordinated Indenture" above, would prevent Protective from making payments of principal of, and premium, if any, and interest on subordinated debt securities and applicable coupons at the date of the irrevocable deposit referred to above or at any time during the period ending on the 121st day after such deposit date; and

  •
  Protective shall deliver to the trustee under the subordinated indenture an opinion of counsel to the effect that the trust funds will not be subject to any rights of holders of senior indebtedness, and after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally except that if a court were to rule under any such law in any case or proceeding that the trust refunds remained the property of Protective, then the trustee under the subordinated indenture and the holders of subordinated debt securities would be entitled to certain rights as secured creditors in such trust funds. (Section 4.6 of the subordinated indenture.)

        Protective may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option. If Protective exercises its defeasance option, payment of such debt securities may not be accelerated because of an event of default. If Protective exercises its covenant defeasance option, payment of such debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on such debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Notices

        Notices to holders of registered debt securities will be given by mail to the addresses of such holders as they may appear in the register for the relevent series of debt securities. (Section 1.6 of each indenture)

Title

        Protective, the debt trustee and any agent of Protective or the debt trustee may treat the person in whose name a debt security is registered as the absolute owner thereof, whether or not such debt security may be overdue, for the purpose of receiving payment and for all other purposes. (Section 3.8 of each indenture.)

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.11 of each indenture.)

The Trustee

        The Bank of New York is the trustee under the senior indenture and the subordinated indenture. Protective may also maintain banking and other commercial relationships with The Bank of New York and its affiliates in the ordinary course of business. The Bank of New York is also the registrar and transfer agent for Protective's common stock. The indentures contain certain limitations on the right of The Bank of New York, should it become a creditor of Protective, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Bank of New York will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities, it must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK OF PROTECTIVE

Authorized and Outstanding Capital Stock

        The authorized capital stock of Protective is 164,000,000 shares, consisting of:

  •
  3,600,000 shares of preferred stock, par value $1.00 per share, of which no shares were outstanding as of November 30, 2004;

  •
  400,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Junior Preferred Stock"), of which no shares were outstanding as of November 30, 2004; and

  •
  160,000,000 shares of common stock, par value $.50 per share, of which 69,449,889 shares, as well as the same number of rights ("Rights") to purchase shares of Junior Preferred Stock pursuant to the Rights Agreement, dated August 7, 1995 (the "Rights Agreement"), between Protective and The Bank of New York, as successor to AmSouth Bank, as Rights Agent, were outstanding as of November 30, 2004.

        In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Protective may, without approval of the stockholders, issue preferred stock in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The specific matters that may be determined by the Board of Directors include the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock, or of the entire class of preferred stock if none of such shares have been issued, the number of shares constituting any such series and the terms and conditions of the issue thereof. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to:

  •
  the 1998 Restated Certificate of Incorporation of Protective;

  •
  the 2004 Amended and Restated Bylaws of Protective; and

  •
  the Rights Agreement.

Copies of each of these documents are filed as exhibits to the registration statement which includes this prospectus.

        No holders of any class of Protective's capital stock are entitled to preemptive rights.

DESCRIPTION OF PREFERRED STOCK OF PROTECTIVE

        The particular terms of any series of preferred stock to be offered pursuant to this prospectus will be set forth in a prospectus supplement. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designation adopted by the Board of Directors or a duly authorized committee thereof. The description of the terms of a particular series of preferred stock that will be set forth in a prospectus supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to such series.

DESCRIPTION OF COMMON STOCK OF PROTECTIVE

General

        Subject to the rights of the holders of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to such dividends as the Board of Directors may declare out of legally available funds. The holders of common stock will possess exclusive voting rights in Protective, except to the extent the Board of Directors specifies voting power with respect to any preferred stock issued. Except as hereinafter described, holders of common stock are entitled to one vote for each share of common stock, but will not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding up of Protective, the holders of common stock are entitled to receive, after payment of all of Protective's debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any remaining assets of Protective. Holders of common stock will not be entitled to preemptive rights with respect to any shares which may be issued. Any shares of common stock sold hereunder will be fully paid and nonassessable. The Bank of New York is the registrar and transfer agent for the common stock. The common stock is listed on the New York Stock Exchange under the symbol "PL."

Potential Anti-takeover Effect of Protective's Restated Certificate of Incorporation

        The provisions of Protective's certificate of incorporation that are summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interests, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        Issuance of Preferred Stock.    Pursuant to the certificate of incorporation, the Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Protective.

        Business Combinations.    Protective's certificate of incorporation contains a "fair price" provision which generally requires that certain "business combinations" with a "related person" (generally the beneficial owner, together with affiliates and associates of such person, of at least 20 percent of Protective's voting stock) be approved by the holders of at least 80 percent of Protective's voting stock and the holders of at least 67 percent of the voting stock held by stockholders other than such related person, unless:

  (1)
  at least a majority of the "continuing directors" of Protective

    •
    has expressly approved in advance the acquisition of Protective's voting stock that caused the related person involved in the business combination to become a related person; or

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    has approved the business combination; or

  (2)
  the business combination is either a "reorganization" or a business combination in which Protective is the surviving corporation and, in either event, the cash or fair market value of the property, securities or other consideration to be received per share as a result of the business combination by holders of the common stock of Protective other than the related person is not less than the highest per share price, with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions, paid by such related person in acquiring any holdings of Protective's common stock either in or subsequent to the transaction or series of transactions by reason of which the related person became a related person.

        Protective's certificate of incorporation contains the following definitions:

        "Business combination" means:

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  any reorganization of Protective or a subsidiary of Protective with or into a related person;

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  any sale, lease, exchange, transfer or other disposition, including without limitation a pledge, mortgage or any other security device, of all or any "substantial part" of the assets either of Protective or of a subsidiary of Protective, or both, to a related person;

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  any reorganization of a related person with or into Protective or a subsidiary of Protective;

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  any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to Protective or a subsidiary of Protective;

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  the issuance of any securities of Protective or any subsidiary of Protective to a related person except if such issuance were a stock split, stock dividend or other distribution pro rata to all holders of the same class of voting stock;

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  any reclassification of Protective's securities, including any reverse stock split, or any other recapitalization that would have the effect of increasing the voting power of a related person; and

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  any agreement, contract, plan or other arrangement providing for any of the transactions described in the definition of business combination.

        For purposes of Protective's certificate of incorporation, "continuing director" means a director who was a member of the Board of Directors of Protective immediately prior to the time such related person became a related person.

        "Substantial part" means more than 20 percent of the fair market value of the total assets of the corporation in question, as determined in good faith by a majority of the continuing directors as of the end of its most recent fiscal year ending prior to the time the determination is being made.

        "Reorganization" is defined to mean a merger, consolidation, plan of exchange, sale of all or substantially all of the assets (including, in the case of a subsidiary of Protective, bulk reinsurance or cession of substantially all of its policies and contracts) or other form of corporate reorganization pursuant to which shares of voting stock, or other securities of the subject corporation, are to be converted or exchanged into cash or other property, securities or other consideration.

        Under the certificate of incorporation, the amendment of, repeal of or adoption of any provision inconsistent with provisions of the certificate of incorporation relating to business combinations with a related person requires the affirmative vote of the holders of at least 80 percent of Protective's voting stock and the holders of at least 67 percent of Protective's voting stock held by holders other than such related person.

Share Purchase Rights Plan

        On August 7, 1995, the Board of Directors of Protective declared a dividend distribution of one Right for each outstanding share of common stock. The distribution was payable on August 18, 1995 to the shareholders of record on that date. Each Right currently entitles the registered holder to purchase from Protective, under certain circumstances, one two-hundredth of a share of Junior Preferred Stock at a purchase price of $55 per one two-hundredth of a share of Junior Preferred Stock, subject to adjustment.

        The Rights will be evidenced, with respect to any of the common stock certificates outstanding as of August 18, 1995, by such common stock certificate with a copy of a "Summary of Rights" attached thereto until the earlier to occur of:

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  ten business days following the time of a public announcement or notice to Protective that a person or group of affiliated or associated persons (an "acquiring person") acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock of Protective (the "stock acquisition time"); or

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  ten business days, or such later date determined by the Board of Directors, following the commencement or announcement of an intention to make a tender offer or exchange offer which, if successful, would cause the bidder to own 15% or more of the outstanding common stock.

        The earlier of these dates is referred to as the "distribution date".

        The Rights Agreement provides that, until the distribution date, the Rights will be transferred with and only with the common stock. Until the distribution date, or earlier redemption or expiration of the Rights, new common stock certificates issued after August 18, 1995, upon transfer or new issuance of the common stock, will contain a notation incorporating the Rights Agreement by reference. Until the distribution date, or earlier redemption or expiration of the Rights, the surrender for transfer of any of the common stock certificates outstanding as of August 18, 1995, even without a copy of a "Summary of Rights" attached thereto, will also constitute the transfer of the Rights associated with the common shares represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the Rights.

        The Rights are not exercisable until the distribution date. The Rights will expire on August 18, 2005, unless earlier redeemed by Protective as described below or extended.

        To prevent dilution, the purchase price payable and the number of shares of Junior Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the following events:

  •
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock;

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  upon the fixing of a record date for the issuance to holders of Junior Preferred Stock of certain rights, options or warrants to subscribe for or purchase Junior Preferred Stock or convertible securities at less than the current market price of Junior Preferred Stock; or

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  upon the fixing of a record date for the making of a distribution to holders of Junior Preferred Stock of evidences of indebtedness or assets, excluding regular periodic cash dividends not exceeding 125% of the last regular periodic cash dividend or dividends payable in Junior Preferred Stock, or of subscription rights or warrants, other than those referred to above.

The number of Rights and number of shares of Junior Preferred Stock issuable upon the exercise of each Right are also subject to adjustment in the event of a stock split, combination or stock dividend on the common stock prior to the distribution date.

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares of common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market value of the common stock on the last trading date prior to the date of exercise.

        In the event that after the stock acquisition time, Protective is acquired in a merger or other business combination transaction or 50% or more of its assets, cash flow or earning power are sold or otherwise transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right, other than the acquiring person, upon the exercise thereof at the then-current exercise price of the Right, shall thereafter be entitled to receive that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that Protective were the surviving corporation in a merger and its common stock was changed or exchanged, proper provision shall be made so that each holder of a Right, other than the acquiring person, will thereafter have the right to receive upon exercise, that number of shares of the common stock having a market value of two times the exercise price of the Right.

        In the event that a person or group becomes an acquiring person (otherwise than pursuant to a tender offer or exchange offer for all outstanding shares of common stock at a price and on terms which are determined to be fair and in the best interests of Protective and its stockholders by a majority of the members of the Board of Directors of Protective who are not acquiring persons or representatives or nominees of or affiliated or associated with an acquiring person), proper provision shall be made so that each holder of a Right, other than Rights that were beneficially owned by the acquiring person, which will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of common stock having a market value, as defined in the Rights Agreement, of two times the exercise price of the Right. A person or group will not be deemed to be an acquiring person if the Board of Directors of Protective determines that such person or group became an acquiring person inadvertently and such person or group promptly divests itself of a sufficient number of shares of common stock so that such person or group is no longer an acquiring person.

        At any time prior to the earlier of (1) the stock acquisition time and (2) August 18, 2005, Protective, by resolution of its Board of Directors, may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. Immediately upon the action of the Board of Directors electing to redeem the Rights or at such time subsequent to such action as the Board of Directors may determine, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive this redemption price.

        At any time after a person becomes an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding common stock of Protective, the Board of Directors of Protective may exchange the Rights, other than Rights beneficially owned by such person which have become void, in whole or in part, for common stock of Protective at an exchange ratio of one share of common stock per Right, subject to adjustment. Protective may at its option substitute shares of Junior Preferred Stock, or other series of substantially similar preferred stock of Protective, for some or all of the shares of common stock exchangeable for Rights, at an exchange ratio of one two-hundredth of a share of Junior Preferred Stock, or such other series of preferred stock, for each share of common stock to be exchanged.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Protective, other than rights resulting from such holder's ownership of shares of common stock, including, without limitation, the right to vote or to receive dividends. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock, or other consideration, of Protective or for common stock of the acquiring company as set forth above.

        The Rights and the Rights Agreement can be amended by Protective's Board of Directors in any respect, including, without limitation, any extension of the period in which the Right certificates may be redeemed, at any time prior to the stock acquisition time. From and after such time, without the approval of the stockholders of Protective or the holders of the Rights, the Board of Directors may only supplement or amend the Rights Agreement in order to:

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  cure any ambiguity;

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  correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision in the Rights Agreement;

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  shorten or lengthen any time period under the Rights Agreement; or

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  make any changes or supplements which Protective may deem necessary or desirable which shall not adversely affect the interests of the holders of Right certificates, other than an acquiring person or an affiliate or associate of any such person.

        Any such action by the Board of Directors must have the concurrence of a majority of the continuing directors and the continuing directors must constitute a majority of directors then in office. However, the Rights Agreement may not be supplemented or amended to lengthen:

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  a time period relating to when the Rights may be redeemed or to modify the ability (or inability) of Protective's Board of Directors to redeem the Rights, in either case at such time as the Rights are not then redeemable; or

  •
  any other time period unless such lengthening is for a purpose of protecting, enhancing or clarifying the Rights of or the benefits to the holders of Rights, other than an acquiring person or an affiliate or associate of any such person.

        For purposes of the Rights Agreement, the term "continuing director" means any member of the Board of Directors of Protective who was a member of the Board prior to the Stock Acquisition Time, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the continuing directors, but shall not include an acquiring person, or an affiliate or associate of an acquiring person, or any representative of the foregoing entities.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Protective in a manner which causes the Rights to become exercisable unless the offer is conditioned on the Rights being redeemed. This potential dilution may have the effect of delaying, deferring or discouraging attempts to acquire control of Protective which are not approved by Protective's Board of Directors. However, the Rights should not interfere with any merger or other business combination approved by Protective's Board of Directors.

        The foregoing description of the Rights Agreement is qualified in its entirety by reference to the complete terms of the Rights as set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the registration statement which includes this prospectus. A copy of the Rights Agreement can be obtained as described under "Where You Can Find More Information."

Description of Junior Preferred Stock

        General.    In connection with the Rights Agreement, 400,000 shares of Junior Preferred Stock have been reserved and authorized for issuance by Protective's Board of Directors. No shares of Junior Preferred Stock are outstanding as of the date of this prospectus. The following statements with respect to the Junior Preferred Stock do not purport to be complete and are subject to the detailed provisions of the Protective's certificate of incorporation and the certificate of designation relating to the Junior Preferred Stock which are filed as exhibits to the registration statement which includes this prospectus.

        Ranking.    The Junior Preferred Stock shall rank junior to all other series of Protective's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

        Dividends and Distributions.    Subject to the prior and superior rights of the holders of any share of any series of preferred stock ranking prior to and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of common stock and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share, rounded to the nearest cent, equal to the greater of (1) $2.50 per share ($10.00 per annum) or (2) subject to adjustment upon certain dilutive events, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock, since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Junior Preferred Stock.

        Protective shall declare a dividend or distribution on the Junior Preferred Stock immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any quarterly dividend payment date and the next subsequent quarterly dividend payment date, a dividend of $2.50 per share ($10.00 per annum) on the Junior Preferred Stock shall nevertheless be payable on such subsequent quarterly dividend payment date.

        Voting Rights.    The holders of shares of Junior Preferred Stock shall have the following voting rights:

  •
  subject to adjustment upon certain dilutive events, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Junior Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of Protective;

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  except as otherwise provided by the certificate of designation, the certificate of incorporation, any other certificate of designation creating a series of preferred stock or any similar stock or by law, the holders of shares of Junior Preferred Stock and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of stockholders of Protective; and

  •
  except as provided in the certificate of designation or by applicable law, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required for authorizing or taking any corporate action.

        Liquidation, Dissolution or Winding Up.    Upon any liquidation (voluntary or otherwise), dissolution or winding up of Protective, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received the higher of (1) $10 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) an aggregate amount per share, subject to adjustment upon certain dilutive events, equal to 100 times the aggregate amount to be distributed per share to holders of common stock; nor shall any distribution be made to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

        Consolidation, Merger, etc.    In case Protective shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case, each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to adjustment upon certain dilutive events) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged.

        Certain Restrictions.    Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, Protective shall not:

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  declare or pay dividends, or make any other distributions on any shares or stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Junior Preferred Stock;

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  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock except dividends paid ratably on the Junior Preferred Stock, and all such parity stock on which the dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

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  redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, provided that Protective may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of Protective ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock; or

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  purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series or classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        Protective shall not permit any subsidiary of Protective to purchase or otherwise acquire for consideration any shares of stock of Protective unless Protective could, in accordance with the foregoing restrictions, purchase or otherwise acquire such shares at such time and in such manner.

        Redemption.    The shares of Junior Preferred Stock are not redeemable.

Certain Limitations on Dividends and Other Payments

        Under the terms of the 7 1/2% Subordinated Debentures, Series D, the 7 1/4% Subordinated Debentures, Series E, and the 6 1/8% Subordinated Debentures, Series F, Protective has the right to extend the interest payment period with respect to the Series D, E and F Debentures. During any such extended interest period, or at any time during which there is an uncured default or event of default (as defined in the subordinated indenture, see "Description of Debt Securities of Protective—Events of Default, Notice and Certain Rights on Default") under the Series D, E and F Debentures, Protective is prohibited from paying any dividends on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, any of its shares of capital stock or making any guarantee payments with respect to the foregoing, with certain limited exceptions.

DESCRIPTION OF PREFERRED SECURITIES OF THE PLC CAPITAL TRUSTS

General

        The declarations of trust of PLC Capital Trust VI, PLC Capital Trust VII and PLC Capital Trust VIII authorize each trust to issue one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of each trust's preferred and common securities will be used by such trust to purchase a series of subordinated debt securities issued by Protective. The subordinated debt securities will be held in trust by the trust's institutional trustee for the benefit of the holders of such preferred and common securities. The declarations of trust have been qualified as indentures under the Trust Indenture Act. The institutional trustee for each trust, Wilmington Trust Company, an independent trustee, will act as indenture trustee for the preferred securities, to be issued by each trust, for the purposes of compliance with the provisions of the Trust Indenture Act. The preferred securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration of trust or made part of the declaration of trust by the Trust Indenture Act. Such terms, rights and restrictions will mirror the terms of the subordinated debt securities held by the applicable trust and will be described in the applicable prospectus supplement. The prospectus supplement relating to the preferred securities of the applicable trust will provide specific terms, including:

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  the distinctive designation of such preferred securities;

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  the number of preferred securities issued by such trust;

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  the annual distribution rate (or method of determining such rate) for preferred securities issued by such trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such preferred securities shall be payable on a quarterly basis to holders of such preferred securities as of a record date in each quarter during which such preferred securities are outstanding;

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  whether distributions on preferred securities issued by such trust shall be cumulative, and, in the case of preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by such trust shall be cumulative;

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  the amount or amounts which shall be paid out of the assets of such trust to the holders of preferred securities of such trust upon voluntary or involuntary dissolution, winding-up or termination of such trust;

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  the obligation, if any, of such trust to purchase or redeem preferred securities issued by such trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, preferred securities issued by such trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation (with such redemption price to be determined through negotiations among Protective and the underwriters based on, among other factors, redemption prices of securities similar to the preferred securities and market conditions generally);

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  the voting rights, if any, of preferred securities issued by such trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, or of preferred securities issued by PLC Capital Trusts VI, VII or VIII, or of all, as a condition to specified action or amendments to the declaration of trust of such trust;

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  the terms and conditions, if any, upon which Protective's subordinated debt securities may be distributed to holders of preferred securities;

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  if applicable, any securities exchange upon which the preferred securities shall be listed; and

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  any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by such trust not inconsistent with the declaration of trust of such trust or with applicable law.

        All preferred securities will be guaranteed by Protective to the extent set forth below under "Description of the Preferred Securities Guarantees." The guarantee of Protective, when taken together with Protective's obligations under its subordinated debt securities and the relevant supplemental indenture, and its obligations under each declaration of trust, including obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to preferred securities and common securities, would provide a full and unconditional guarantee of amounts due on preferred securities issued by the trusts. The prospectus supplement will describe any United States federal income tax considerations applicable to any offering of preferred securities.

        In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by a trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. All of the common securities of each trust will be directly or indirectly owned by Protective.

Enforcement of Certain Rights by Holders of Preferred Securities

        If an event of default occurs, and is continuing, under the declaration of trust of PLC Capital Trust VI, PLC Capital Trust VII or PLC Capital Trust VIII, the holders of the preferred securities of that trust would typically rely on the institutional trustee to enforce its rights as a holder of the related subordinated debt securities of Protective against Protective. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

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  direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee; or

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  direct the exercise of any trust or power that the institutional trustee holds under the declaration of trust, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of Protective's subordinated debt securities.

        If such a default occurs and the event is attributable to Protective's failure to pay interest or principal on the subordinated debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of subordinated debt securities. Protective will be subrogated to the holder's rights under the applicable declaration of trust to the extent of any payment it makes to the holder in connection with such a direct action.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

        Set forth below is a summary of information concerning the guarantees which will be executed and delivered by Protective for the benefit of the holders from time to time of preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, an independent trustee, will act as indenture trustee under each guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of each guarantee will be those set forth in such guarantee and those made part of such guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement which includes this prospectus, and the Trust Indenture Act. Each guarantee will be held by the trustee for the benefit of the holders of the preferred securities of the applicable trust.

General

        Pursuant to each guarantee, Protective will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the preferred securities issued by PLC Capital Trusts VI, VII or VIII, except to the extent paid by such trust, as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert:

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  any accrued and unpaid distributions which are required to be paid on such preferred securities, to the extent such trust shall have funds available;

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  the redemption price, and all accrued and unpaid distributions to the date of redemption (the "Redemption Price") to the extent such trust has funds available with respect to any preferred securities called for redemption by such trust; and

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  upon a voluntary or involuntary dissolution, winding-up or termination of such trust (other than in connection with the distribution of subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities), the lesser of:

  (1)
  the aggregate of the liquidation amount and all accrued and unpaid distributions on such preferred securities to the date of payment, to the extent such trust has funds available; and

  (2)
  the amount of assets of such trust remaining available for distribution to holders of such preferred securities in liquidation of such trust.

        Protective's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by the company to the holders of preferred securities or by causing the applicable trust to pay such amounts to such holders.

        Each guarantee will be a guarantee with respect to the preferred securities issued by the applicable trust, but will not apply to any payment of distributions except to the extent such trust shall have funds available therefor. If Protective does not make interest payments on the subordinated debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with Protective's obligations under the subordinated debt securities, the subordinated indenture, and the declaration of trust will provide a full and unconditional guarantee on a subordinated basis by Protective of payments due on the Preferred Securities.

        Protective will also agree separately, through the guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the subordinated debt securities indenture, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of the Company

        In each guarantee, Protective will covenant that, so long as any preferred securities issued by the applicable trust remain outstanding, if any event that would constitute an event of default under such guarantee or the declaration of such trust has occurred, then:

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  Protective shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, other than:

  (1)
  purchases or acquisitions of shares of its common stock in connection with the satisfaction by Protective of its obligations under any employee benefit plans or the satisfaction by Protective of its obligation pursuant to any contract or security requiring it to purchase shares of its common stock;

  (2)
  as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of Protective capital stock for another class or series of Protective capital stock;

  (3)
  the purchase of fractional interests in shares of Protective capital stock pursuant to an acquisition or the conversion or exchange provisions of such Protective capital stock or the security being converted or exchanged; and

  (4)
  redemptions or purchases pursuant to Protective's Rights Agreement, dated August 7, 1995, between Protective and The Bank of New York as Successor Rights Agent to AmSouth Bank as Rights Agent;

  •
  Protective shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Protective which rank equally with or junior to the related subordinated debt securities of Protective; and

  •
  Protective shall not make any guarantee payments with respect to the foregoing, other than pursuant to a guarantee of preferred securities or common securities, or Protective's guarantees with respect to:

  (1)
  PLC Capital Trust III's 7 1/2% Trust Originated Preferred Securities and Common Securities;

  (2)
  PLC Capital Trust IV's 7 1/4% Trust Originated Preferred Securities and Common Securities; and

  (3)
  PLC Capital Trust V's 6 1/8% Trust Originated Preferred Securities and Common Securities.

Modification of the Preferred Securities Guarantees; Assignment

        Except with respect to any changes which do not adversely affect the rights of holders of preferred securities, in which case no vote will be required, each guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities issued by the applicable trust. All guarantees and agreements contained in a guarantee shall bind the successors, assigns, receivers, trustees and representatives of Protective and shall inure to the benefit of the holders of the preferred securities of the applicable trust then outstanding.

Termination

        Each guarantee will terminate as to the preferred securities issued by the applicable trust:

  •
  upon full payment of the redemption price of all preferred securities of such trust;

  •
  upon distribution of the subordinated debt securities held by such trust to the holders of the preferred securities of such trust; or

  •
  upon full payment of the amounts payable in accordance with the declaration of such trust upon liquidation of such trust.

Events of Default

        An event of default under a guarantee will occur upon the failure of Protective to perform any of its payment or other obligations thereunder.

        The holders of a majority in liquidation amount of the preferred securities to which such guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the trustee under such guarantee. If the trustee fails to enforce such guarantee, any holder of preferred securities to which such guarantee relates may institute a legal proceeding directly against Protective to enforce such holder's rights under such guarantee, without first instituting a legal proceeding against the relevant trust, the trustee or any other person or entity. Notwithstanding the foregoing, if Protective has failed to make a guarantee payment, a holder of preferred securities may directly institute a proceeding against Protective for enforcement of the guarantee for such payment. Protective waives any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against Protective.

Status of the Preferred Securities Guarantees

        The guarantees will constitute unsecured obligations of Protective and will rank as follows:

  •
  subordinate and junior in right of payment to all present and future senior indebtedness, as such term is defined in Protective's subordinated indenture, see "Description of Debt Securities of Protective—Subordination under the Subordinated Indenture;"

  •
  equally with:

  (1)
  Protective's guarantees with respect to the common securities of PLC Capital Trusts VI, VII and VIII;

  (2)
  subordinated debt securities, see "Description of Debt Securities—Subordination under the Subordinated Indenture;"

  (3)
  Protective's guarantee of PLC Capital Trust III's 7 1/2% Trust Originated Preferred Securities;

  (4)
  Protective's guarantee of PLC Capital Trust III's 7 1/2% Trust Originated Common Securities;

  (5)
  Protective's 7 1/2% Subordinated Debentures, due August 22, 2031, Series D;

  (6)
  Protective's guarantee of PLC Capital Trust IV's 7 1/4% Trust Originated Preferred Securities;

  (7)
  Protective's guarantee of PLC Capital Trust IV's 7 1/4% Trust Originated Common Securities;

    (8)
    Protective's 7 1/4% Subordinated Debentures, due September 25, 2032, Series E;

    (9)
    Protective's guarantee of PLC Capital Trust V's 6 1/8% Trust Originated Preferred Securities;

    (10)
    Protective's guarantee of PLC Capital Trust V's 6 1/8% Trust Originated Common Securities;

    (11)
    Protective's 6 1/8% Subordinated Debentures, due November 1, 2034, Series F; and

    (12)
    any other liabilities or obligations that may have equal ranking by their terms; and

  •
  senior to Protective's common stock, the most senior preferred or preference stock now or hereafter issued by Protective and with any guarantee now or hereafter entered into by Protective in respect to any preferred or preference stock of any affiliate of Protective.

        The terms of the preferred securities provide that each holder of preferred securities issued by the applicable trust by acceptance thereof agrees to the subordination provisions and other terms of the guarantee relating thereto.

        The guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

        The trustee, prior to the occurrence of a default with respect to a guarantee, undertakes to perform only such duties as are specifically set forth in such guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the trustee, upon the occurrence of an event of default under such guarantee, from exercising the rights and powers vested in it by such guarantee.

Governing Law

        The guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES
AND THE PREFERRED SECURITIES GUARANTEES

        As set forth in the declarations of trust, the sole purpose of PLC Capital Trusts VI, VII, and VIII is to issue the preferred securities and common securities evidencing undivided beneficial interests in the assets of each of the trusts, and to invest the proceeds from such issuance and sale in Protective's subordinated debt securities.

        As long as payments of interest and other payments are made when due on the subordinated debt securities held by the trusts, such payments will be sufficient to cover distributions and payments due on the preferred securities and common securities because of the following factors:

  •
  the aggregate principal amount of such subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and common securities;

  •
  the interest rate and the interest and other payment dates on such subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  Protective shall pay, and the trusts shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trusts, other than with respect to the preferred securities and common securities; and

  •
  the declaration of trust of each trust further provides that the trustees shall not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable trust.

        Payments of distributions (to the extent funds therefore are available) and other payments due on the preferred securities (to the extent funds therefore are available) are guaranteed by Protective as and to the extent set forth under "Description of Preferred Securities Guarantees." If Protective does not make interest payments on the subordinated debt securities purchased by the applicable trust, it is expected that the applicable trust will not have sufficient funds to pay distributions on the preferred securities and the guarantee will not apply, since the guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that Protective has made a payment of interest or principal on the subordinated debt securities held by the applicable trust as its sole asset. However, the guarantee, when taken together with Protective's obligations under the subordinated debt securities and the subordinated indenture and its obligations under the declaration of trust, including its obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the preferred securities and common securities, provide a full and unconditional guarantee, on a subordinated basis, by Protective of amounts due on the preferred securities.

        If Protective fails to make interest or other payments on the subordinated debt securities when due, taking account of any extension period, the declarations of trust provide a mechanism whereby the holders of the preferred securities affected thereby, using the procedures described in any accompanying prospectus supplement, may direct the institutional trustee to enforce its rights under the subordinated debt securities. If a debt payment failure has occurred and is continuing, a holder of preferred securities may institute a direct action for payment after the respective due date specified in the subordinated debt securities. In connection with such direct action, Protective will be subrogated to the rights of such holder of preferred securities under the declaration of trust to the extent of any payment made by Protective to such holder of preferred securities in such direct action. Protective, under the guarantee, acknowledges that the guarantee trustee shall enforce the guarantee on behalf of the holders of the preferred securities. If Protective fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the preferred securities may direct the trustee to enforce its rights thereunder. Any holder of preferred securities may institute a legal proceeding directly against Protective to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

        Protective and each of PLC Capital Trusts VI, VII and VIII believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Protective on a subordinated basis of payments due on the preferred securities. See "Description of the Preferred Securities Guarantee—General."

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

        Protective may issue stock purchase contracts, representing contracts obligating holders to purchase from Protective, and Protective to sell to the holders, a specified number of shares of Protective's common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities of Protective or preferred securities of PLC Capital Trusts VI, VII or VIII or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the purchase contracts. The stock purchase contracts may require Protective to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

        Protective may sell any of the debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units, and PLC Capital Trusts VI, VII, or VIII may sell any of the preferred securities, being offered hereby in any one or more of the following ways from time to time:

  •
  through agents;

  •
  to or through underwriters;

  •
  through dealers; and

  •
  directly by Protective or the trusts, as the case may be, to purchasers.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Agents designated by Protective or the trusts may solicit offers to purchase the securities from time to time. The prospectus supplement will name any such agent involved in the offer or sale of the securities and will set forth any commissions payable by Protective or the trusts to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

        If the securities are sold by means of an underwritten offering, Protective and/or the trusts will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. A prospectus supplement will be used by the underwriters to make resales of the securities to the public and will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

        If a dealer is utilized in the sale of the securities, Protective or the trusts will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the securities so offered and sold. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

        Protective or the trusts may directly solicit offers to purchase the securities and may sell such securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The prospectus supplement will describe the terms of any such sales.

        Agents, underwriters and dealers may be entitled under relevant agreements with Protective and/or the trusts to indemnification by Protective and/or the trusts against certain liabilities, including liabilities under the Securities Act of 1933, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.

        Each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. Protective may elect to list any series of debt securities, preferred stock, stock purchase contracts or stock purchase units and the trusts may elect to list any series of preferred securities, on an exchange, but neither Protective nor the trusts shall be obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

        Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, Protective and its subsidiaries (including the trusts) in the ordinary course of business.

        The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Protective or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with Protective or the trusts and its compensation. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby. Under agreements which may be entered into with Protective, Protective and/or the trusts may be required to provide indemnification or contribution to remarketing firms against certain civil liabilities, including liabilities under the Securities Act. Remarketing firms may also be customers of, engage in transactions with or perform services for Protective and its subsidiaries (including the trusts) in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, Protective or the trusts may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities from Protective or the trusts, at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates. The applicable prospectus supplement will indicate the commission to be paid to underwriters, dealers and agents soliciting purchases of the securities pursuant to contracts accepted by Protective.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the validity of the preferred securities of PLC Capital Trust VI, PLC Capital Trust VII and PLC Capital Trust VIII will be passed upon for Protective and the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to Protective and the trusts, and the validity of any other securities offered hereby and of the preferred securities guarantee and the senior debt securities relating to any preferred securities of the trusts offered hereby will be passed upon for Protective and the trusts by Deborah J. Long, Senior Vice President and General Counsel for the Company. Ms. Long may rely upon Richards, Layton & Finger, P.A., special Delaware counsel to Protective and the trusts, as to all matters of Delaware law relating to any preferred securities.

EXPERTS

        The financial statements and financial statement schedules for the years ended December 31, 2003, incorporated in this prospectus by reference to Protective Life Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, and the Current Report on Form 8-K dated December 20, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        With respect to the unaudited financial information of Protective and its subsidiaries for the nine-month periods ended September 30, 2004 and 2003, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 9, 2004, incorporated by reference in this prospectus, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

$150,000,000

PROTECTIVE LIFE CORPORATION

       % Senior Notes due January 15, 2018

P R O S P E C T U S    S U P P L E M E N T

Joint Book-running Managers
Merrill Lynch & Co.	Lehman Brothers
Senior Co-Manager
Protective Securities A division of ProEquities, Inc.

December     , 2007

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  Filed Pursuant to Rule 424(b)(2) Registration No. 333-121791
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY OF THE OFFER
THE COMPANY
THE SENIOR NOTES OFFERING
RISK FACTORS
RECENT DEVELOPMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA OF PROTECTIVE
Ratios of Earnings to Fixed Charges
DESCRIPTION OF THE SENIOR NOTES
UNDERWRITING
LEGAL OPINIONS
EXPERTS

FORWARD LOOKING INFORMATION
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RISK FACTORS
PROTECTIVE LIFE CORPORATION
THE PLC CAPITAL TRUSTS
USE OF PROCEEDS
CONSOLIDATED EARNINGS RATIOS
DESCRIPTION OF DEBT SECURITIES OF PROTECTIVE
DESCRIPTION OF CAPITAL STOCK OF PROTECTIVE
DESCRIPTION OF PREFERRED STOCK OF PROTECTIVE
DESCRIPTION OF COMMON STOCK OF PROTECTIVE
DESCRIPTION OF PREFERRED SECURITIES OF THE PLC CAPITAL TRUSTS
DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES
EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEES
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS